PROSPECTUS SUPPLEMENT (To Prospectus dated March 26, 2004)	Filed Pursuant to Rule 424(b)4 Registration No. 333-113227 April 20, 2004

2,500,000 Shares

Hersha Hospitality Trust

Common Shares

One of our shareholders, CNL Hospitality Partners, L.P. (or CNL), is offering 2,500,000 of our common shares owned by them. We will not receive any of the proceeds from the sale of common shares.

Our common shares are listed on the American Stock Exchange under the symbol “HT.” The last reported sale price of our common shares on the American Stock Exchange on April 19, 2004 was $10.55 per share.

Investing in our common shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common shares under the heading “Risk factors” beginning on page S-13 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$10.25	$25,625,000

Underwriting discounts and commissions	$0.25	$625,000

Proceeds, before expenses, to CNL	$10.00	$25,000,000

The underwriter may also purchase from CNL up to an additional 316,460 common shares at the public offering price less underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus. The underwriter may exercise this option only to cover any over-allotments.

The underwriter is offering the common shares as described under “Underwriting.” Delivery of the common shares will be made on or about April 23, 2004.

UBS Investment Bank

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not and the underwriter has not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not offering to sell or seeking offers to buy common shares in jurisdictions where offers and sales are not permitted. The information contained in the prospectus supplement and in the accompanying prospectus is accurate only as of the date of this prospectus supplement regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sales of common shares.

PROSPECTUS SUPPLEMENT

PROSPECTUS

References to “our company,” “we,” and “our” in this prospectus supplement and the accompanying prospectus mean Hersha Hospitality Trust, including, unless the context otherwise requires (including the discussion of Federal Income tax treatment of Hersha Hospitality Trust and its shareholders), our operating partnership and other direct and indirect subsidiaries. Our “operating partnership” refers to Hersha Hospitality Limited Partnership, a Virginia limited partnership. “HHMLP” refers to Hersha Hospitality Management, L.P. and its subsidiaries, which are the entities that lease or manage all of our hotels. “Common shares” means our Priority Class A common shares of Beneficial Interest, par value $0.01 per share. “CNL” means CNL Hospitality Partners, L.P., a Delaware limited partnership, CNL Hospitality GP Corp., a Delaware corporation and general partner of CNL Hospitality Partners, L.P., and CNL Hospitality Properties, Inc., a Maryland real estate investment trust and sole shareholder of CNL Hospitality GP Corp.

Prospectus supplement summary

The following summary highlights information contained elsewhere in this prospectus supplement. We encourage you to read carefully the entire prospectus supplement and the accompanying prospectus and the other documents referred to as incorporated by reference herein. The statements that we make about the contents of those documents are not necessarily complete and are qualified in their entirety by the contents of those documents, which are filed with the Securities and Exchange Commission. See “How to Obtain More Information” in the accompanying prospectus.

Our Company

Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that was organized in 1998 and completed its initial public offering in January of 1999. We focus primarily on owning and operating high quality, mid-scale limited service hotels in established markets in the Eastern United States. Our primary strategy is to continue to acquire high quality, mid-scale hotels in metropolitan markets with high barriers to entry in the Northeastern United States. As of March 31, 2004, our portfolio consisted of 25 hotels with a total of 2,570 rooms located in Pennsylvania, New York, New Jersey, Maryland, Georgia, Connecticut, and Massachusetts which operate under leading brands, such as Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Holiday Inn Express®, DoubleTree®, Comfort Inn®, Comfort Suites®, Mainstay Suites®, Sleep Inn®, Sheraton Four Points®, and Residence Inn®.

We are structured as an umbrella partnership REIT, or UPREIT, and we own our hotels through our operating partnership, Hersha Hospitality Limited Partnership, for which we serve as general partner. All of our hotels are managed by Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors. In response to tax law changes, we recently formed a wholly-owned taxable REIT subsidiary, or TRS, to which we lease fourteen hotels as of March 31, 2004 and to which we intend to lease all of our hotels, including hotels we may acquire in the future and hotels currently leased to HHMLP as those leases expire. We believe that transitioning to this TRS structure positions us to participate more directly in the operating efficiencies and revenue gains at our hotels.

Our address is 148 Sheraton Drive, Box A, New Cumberland, Pennsylvania 17070. Our telephone number is (717) 770-2405.

Market Opportunity

We believe that it is an opportune time in the business cycle to acquire mid-scale hotels. Industry forecasts and historical data lead us to believe that we are at the bottom of the economic and lodging cycle. As of February 2004, the Americas Hospitality & Leisure Consulting Practice at PricewaterhouseCoopers, L.L.P. predicts 5.2% and 3.9% annual growth in revenue per available room, or RevPAR, for the mid-scale limited service segment in 2004 and 2005, respectively. Accordingly, we believe that investments in hotels at this point in the cycle will benefit from the improving fundamentals in the lodging sector.

As a result of our competitive strengths, described below, we believe that we are well positioned to take advantage of opportunities created by these market characteristics.

Competitive Strengths

Our Existing Portfolio

➢	High Quality Hotels. We own and operate high quality hotels operating under popular mid-scale brands such as Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Holiday Inn Express®, Double Tree®, Comfort Suites®, Mainstay Suites®, Sleep Inn®, Sheraton Four Points® and Residence Inn®. Since we acquire primarily newly constructed hotels, the median age of our hotels is only four years. In addition, we invest substantially to maintain the quality and appeal of our portfolio. We reserve approximately 4% or more of the gross revenues of each hotel for maintenance capital expenditures, and in order to strengthen the appeal of our hotels, we have actually invested approximately 5.2%, 5.4%, and 6.3% of revenue in maintenance capital expenditures in 2003, 2002 and 2001, respectively.

➢	Proven Operator. Based on Smith Travel Research, our hotels have outperformed those of our competitors, as evidenced by our weighted average RevPAR indexed against comparable hotels in our markets of 108.5% for the twelve months ended December 31, 2003. We and our affiliated management company have been successful in reducing operating expenses and realizing the benefits of shared marketing efforts by clustering our hotels in geographic areas, such as metropolitan New York, Philadelphia, Pennsylvania, Atlanta, Georgia and Central Pennsylvania. Our hotel net operating margin for our mid-scale limited service hotels managed by our affiliated management company for all of 2002 was 38.6% compared to the industry average for mid-scale limited service hotels of 33.0% for the same period, as reported by Smith Travel Research. In addition, we are positioning ourselves to participate more directly in the operating efficiencies and revenue gains at our hotels through our transition to a TRS structure.

➢	Stable Performance. We operate in the mid-scale, limited service segment of the lodging industry, which we believe is less vulnerable to demand swings and offers more consistent operating performance. According to PricewaterhouseCoopers, L.L.P., in 2003, lodging industry RevPAR increased 0.3% while mid-scale without food and beverage RevPAR increased 0.5%. In addition, we believe the quality of our management and our focus on higher barrier to entry markets further insulate our performance from economic downturns. Accordingly, our same hotel RevPAR (excluding our Georgia properties, which were managed by an independent third party until April and May of 2003) increased 4.6% in 2003 for our 16 hotels that were open for all of 2002 and 2003.

Growth Platform

➢	Acquisition Experience. We acquire high quality mid-scale limited service hotels in the Northeastern United States clustered in targeted metropolitan markets with high barriers to entry. We believe that this market segment has attractive fundamental investment characteristics and that our familiarity with our target markets has enabled, and will continue to enable, us to effectively identify opportunities and close acquisitions in those markets. The portfolio we owned and managed for all of 2002 and 2003 (excluding our Georgia properties, which were managed by an independent third party until April and May of 2003) yielded a 10.3% and 10.2% unleveraged return based on net operating income after reserves for furniture, fixtures and equipment, or FF&E, divided by historical purchase price.

➢	Active Portfolio Management. We continuously evaluate and adjust our hotel portfolio to achieve our investment criteria for size, brand affiliation and strategic fit. We monitor the cash flow potential for each hotel and its ability to remain accretive to our portfolio. Our decision to sell an asset is often predicated upon market dynamics, asset potential and long term strategic goals. Since our initial public offering in 1999, we have sold eight hotels and redeployed that capital to purchase additional hotels consistent with our long-term growth strategy.

Experienced Leadership

➢	Management and Board. Our management team has an average of 11 years of industry experience and has worked together building our company since 1999. Our CEO, Hasu Shah, purchased his first hotel in 1984 and together with our management team assembled the assets which comprise our portfolio today. In addition, five of our seven trustees are independent and have significant industry experience. Our independent trustees include Michael Leven, former President of Holiday Inn Worldwide and Days Inn, Don Landry, former CEO of Sunburst Hospitality, and John Sabin, former CFO and Treasurer of Vistana and Vice President Finance of Choice Hotels.

➢	Substantial Economic Interest. Our management has a substantial economic interest in our company. As of March 31, 2004, our officers and trustees owned common shares and limited partnership units in our operating partnership representing approximately 13.46% of our common shares on an as-converted basis.

Consistent Dividends

➢	Since our initial public offering in January of 1999, we have made 19 consecutive quarterly distributions to holders of the common shares of $0.18 per share, which annualizes to $0.72 per share. We have also paid an equivalent distribution to holders of common limited partnership units in our operating partnership for the same periods. While it is the current policy of our Board of Trustees to maintain our dividend at this level, future distributions will be authorized by our Board of Trustees based upon a number of factors, including the amount of funds from operations and such other factors as the trustees deem relevant. Our ability to make distributions will depend on our receipt of distributions from our operating partnership and lease payments from our lessees with respect to our hotels.

Business Strategy

Increase Same Hotel Growth

Our operating strategy focuses on increasing same hotel performance for our portfolio. The key elements of this strategy are:

➢	increasing occupancy levels and RevPAR through active property-level management by HHMLP, including (i) intensive marketing efforts to tour groups, corporate and government extended stay customers and other wholesale customers, and (ii) expanded yield management programs, which are calculated to better match rates to periods of high demand; and

➢	positioning our hotels to capitalize on increased demand in the mid-scale lodging segment due to the expected economic recovery by managing costs and thereby maximizing earnings.

Acquisition Platform

Our primary strategy is to continue to acquire high-quality, mid-scale hotels in metropolitan markets with high barriers to entry in the Northeastern United States. We believe that current market conditions are creating opportunities to acquire hotels at attractive prices. In executing our disciplined acquisition program, we intend to acquire hotels that meet the following additional criteria:

➢	nationally-franchised hotels operating under popular brands, such as Hampton Inn®, Hilton Garden Inn®, Embassy Suites®, Marriott Courtyard®, Residence Inn® and Holiday Inn Express® hotels;

➢	hotels in locations with significant barriers to entry, such as high development costs, limited availability of land and lengthy entitlement processes; and

➢	hotels in our target markets where we can create clusters and realize economies of scale.

In addition to the recent acquisitions described below, in the ordinary course of our business, we are actively considering hotel acquisition opportunities. We are currently reviewing hotel acquisition opportunities located in our target markets with an aggregate purchase price in excess of $250 million, including hotels being developed by entities controlled by some of our officers and trustees, which hotels we have an option to acquire. However, each of these acquisitions is subject to due diligence, financing and negotiation of the purchase price and other key terms. There can be no assurance that we will be able to consummate any of these acquisition opportunities.

Prudent Use of Leverage

The relative stability of the mid-scale segment of the lodging industry allows us to increase returns to our shareholders through the prudent application of leverage. Our strategy is to maintain target debt levels of approximately 60% of the total purchase price of our hotels both on an individual and aggregate basis, and our Board of Trustees’ policy is to limit indebtedness to no more than 67% of the total purchase price of all our hotels on an aggregate basis. We may employ a higher amount of leverage at a specific hotel to achieve a desired return when warranted by that hotel’s historical operating performance and may use modestly greater leverage across our portfolio if and when warranted by prevailing market conditions.

Properties

Existing Properties

Set forth below is tabular information regarding our owned hotels as of and for the year ended December 31, 2003.

			Twelve Months Ended December 31, 2003
	Year Opened	Number of Rooms	Room Revenue	Other Revenue(1)	Occupancy	Average Daily Rate	REVPAR(2)

Hotels
Comfort Inn:
Harrisburg, PA	1998	81	$1,538,805	$24,775	66.6%	$80.14	$53.34

Comfort Suites:
Duluth, GA	1996	85	$1,125,666	$38,593	60.2%	$60.27	$36.28

Doubletree Club:
Jamaica, NY	2002	110	$2,891,053	$499,146	72.4%	$99.40	$72.01

Hampton Inn:
Peachtree City, GA	1994	61	$1,071,804	$23,346	68.4%	$70.37	$48.14
Newnan, GA	1996	91	$1,392,403	$30,073	63.7%	$65.80	$41.92
Selinsgrove, PA (3)	1996	75	$1,830,868	$26,451	72.5%	$93.55	$67.78
Carlisle, PA	1997	95	$2,163,173	$23,803	72.9%	$83.80	$61.10
Danville, PA	1998	72	$1,448,379	$26,144	67.6%	$81.55	$55.11
Hershey, PA	1999	110	$2,911,057	$61,259	56.7%	$127.92	$72.50
Linden, NJ (4)	2003	149	$688,645	$22,624	49.0%	$102.60	$50.24

Hilton Garden Inn:
Edison, NJ (4)	2003	132	$701,033	$240,951	55.1%	$104.68	$57.73

Holiday Inn Hotel and Conference Center:
Harrisburg, PA	1970	196	$3,285,380	$2,298,141	65.6%	$69.66	$45.69

Holiday Inn Express:
Duluth, GA	1996	68	$1,006,661	$30,842	60.5%	$67.07	$40.56
Hershey, PA	1997	85	$2,017,802	$27,246	70.5%	$100.76	$71.07
New Columbia, PA	1997	81	$1,379,094	$21,207	58.4%	$80.81	$47.23
Long Island City, NY	2001	79	$2,057,964	$34,430	72.4%	$98.57	$71.37

Holiday Inn Express and Suites:
Harrisburg, PA	1997	77	$1,524,057	$17,347	68.2%	$80.52	$54.94

Mainstay Suites:
Frederick, MD	2000	72	$1,082,917	$24,661	62.0%	$65.82	$40.80
King of Prussia, PA	2000	69	$1,344,298	$73,429	65.4%	$80.98	$53.00

Sleep Inn:
King of Prussia, PA	2000	87	$1,117,750	$15,465	55.5%	$68.68	$38.13

Total		1,875	$32,578,809	$3,560,933

Total Revenues			$36,139,742

Weighted average					63.5%	$85.57	$54.06

(1)	Represents restaurant revenue, telephone revenue and other revenue.
(2)	REVPAR is determined by dividing room revenue by available rooms for the applicable period.
(3)	A portion of the land adjacent to this hotel, which is not currently used for hotel operations, is leased to an affiliate for $1 per year for 99 years.
(4)	We assumed operations of this hotel in October 2003.

The following table sets forth certain information with respect to the hotels we owned through joint ventures with third parties as of December 31, 2003.

			Twelve Months Ended December 31, 2003
	Year Opened	Number of Rooms	Room Revenue	Other Revenue(1)	Occupancy	Average Daily Rate	REVPAR(2)

Hotels
Hampton Inn:
Chelsea, NY (3)	2003	144	$2,015,202	$11,830	76.6%	$143.91	$110.19

Hilton Garden Inn:
Glastonbury, CT (4)	2003	150	$203,785	$57,122	24.9%	$111.42	$27.73

Total		294	$2,218,987	$68,952

Total Revenues			$2,287,939

Weighted average					50.2%	$127.34	$68.12

(1)	Represents restaurant revenue, telephone revenue and other revenue.
(2)	REVPAR is determined by dividing room revenue by available rooms for the applicable period.
(3)	Hotel opened in August 2003. We own 33.3% of the joint venture. CNL Hospitality Partners, L.P. owns 66.7% of joint venture.
(4)	Hotel opened in November 2003. We own 40% of the joint venture. Joseph Pacitti and PRA Glastonbury Management own 59% and 1% of the joint venture, respectively.

Recent Developments

Since December 31, 2003, we completed the following additions to our portfolio:

➢	Holiday Inn Express, Hartford, Connecticut. On January 14, 2004, we acquired the 96 room Holiday Inn Express, Hartford, Connecticut for approximately $3 million and assumed the ground lease for the underlying property.

➢	Four Points by Sheraton Boston/Logan International Airport. On March 11, 2004, we acquired a 55% joint venture interest in the 180 room Four Points by Sheraton Boston/Logan International Airport for approximately $3.0 million. The Four Points Sheraton Boston/Logan International Airport was substantially rebuilt in 2001 and is located in Revere, Massachusetts, within five miles of Boston Logan Airport and downtown Boston.

➢	Residence Inn, Framingham, Massachusetts. On March 26, 2004 we acquired the 125 room Residence Inn, Framingham, Massachusetts for approximately $15.6 million.

All of these hotels have been or will be leased to a TRS and managed by Hersha Hospitality Management, a Hersha-affiliated, regional hotel management company.

Tax Status and Structure

We are taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (or the Code). REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their taxable income (excluding net capital gains). See “Federal Income Tax Consequences of Our Status as REIT” in the accompanying prospectus.

The following chart shows the structure of our company as of March 31, 2004:

(1)	Represents the 190,266 units of limited partnership interest owned by CNL which were redeemed immediately prior to this offering for the 2,816,460 common shares being sold in this offering (including the shares subject to the underwriter’s over-allotment option). Upon completion of the offering, CNL will not own an interest in our operating partnership but will continue to own its interest in our joint venture. See note (6) below.
(2)	As of March 31, 2004, our public shareholders owned 13,571,665 common shares.
(3)	Represents the general partner interest in our operating partnership.
(4)	Our officers and trustees own in the aggregate 2,111,263 common limited partnership units of our operating partnership, which are redeemable for an equal number of common shares.
(5)	Third party investors in our operating partnership own 731,174 common limited partnership units, which are redeemable for an equal number of common shares.
(6)	CNL’s interest in our joint venture is exchangeable for 1,192,141 common limited partnership units in our operating partnership or the same number of common shares.
(7)	Including PRA Glastonbury, LLC and Logan Hospitality Associates, LLC. PRA Glastonbury, LLC leases its property to its wholly-owned subsidiary, Hersha PRA TRS, Inc., and Logan Hospitality Associates, LLC leases its property to its subsidiary, Revere Hotel Group, LLC. Hersha PRA TRS, Inc. and Revere Hotel Group, LLC are taxable REIT subsidiaries of the Company.

The offering

Common shares offered by CNL in this offering	2,816,460

Common shares to be outstanding after this offering	16,388,125

American Stock Exchange Symbol	“HT”

Use of Proceeds	We will not receive any proceeds from the sale of the common shares by CNL.

The number of common shares offered by CNL in the summary above includes the 316,460 common shares subject to the underwriter’s over-allotment option.

The number of common shares to be outstanding after this offering in the summary above is based on 13,571,665 shares outstanding as of March 31, 2004, and does not include, as of that date:

➢	1,192,141 common shares issuable upon exchange of CNL’s interest in our joint venture; and
➢	2,842,437 common shares issuable upon redemption of outstanding common limited partnership units in our operating partnership which are currently redeemable.

Summary consolidated financial data

The following tables set forth certain summary consolidated historical financial data for Hersha Hospitality Trust and its subsidiaries. The financial data as of and for period ended December 31, 2003, were derived from our audited consolidated financial statements audited by Reznick Fedder & Silverman, and the financial data as of and for the period ended December 31, 2002 and 2001 are derived from our audited consolidated financial statements audited by Moore Stephens, P.C., our former auditors. You should read this summary consolidated financial data along with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” set forth in our Annual Report on Form 10-K for the year ended December 31, 2003. The summary data provided below is not necessarily indicative of future performance.

	Year Ended December 31,
Operating data:	2003	2002	2001

	(In thousands, except per share data)
Revenue:
Percentage Lease Revenues—HHMLP(1)	$12,910	$11,433	$9,558
Percentage Lease Revenues—Other(2)	960	2,801	2,801
Hotel Operating Revenues	4,731	—	—
Interest	86	7	32
Interest Related Party	715	207	154
Other Revenue	8	—	—
Income (Loss) from Equity Method Investees	(24)	—	—

Total Revenue	19,386	14,448	12,545
Expenses:
Interest Expense	4,894	4,766	4,697
Interest Expense—Related Party	60	60	72
Hotel Operating Expenses	3,323	—	—
Land Lease—Related Party	—	—	13
Land Lease	50	—	—
Real Estate and Personal Property
Taxes and Property Insurance	1,354	1,021	812
General and Administrative	691	567	534
Prepayment Penalties	116	—	—
Gain on Sale of Assets	—	—	(598)
Compensation Expense related to Option Redemption	1,307	—	—
Depreciation and Amortization	4,790	3,994	3,897

Total Expenses	16,585	10,408	9,427

Income Before Distributions to Preferred Unitholders, Minority Interest and Discontinued Operations	2,801	4,040	3,118
Distributions to Preferred Unitholders	1,195	—	—
Income Allocated to Minority Interest	821	3,238	2,342

Income Applicable to Common Shareholders before Discontinued Operations	785	802	776
Discontinued Operations:
Gain on Sale of Discontinued Operations	—	449	—
Income from Discontinued Operations	—	41	58

Net income	$785	$1,292	$834

Basic Earnings Per Common Share(3)	$0.17	$0.51	$0.37
Diluted Earning Per Common Share	$0.17	$—	$—
Dividends declared per Common Share	$0.72	$0.72	$0.72

	Year Ended December 31,
Operating data:	2003	2002	2001

	(In thousands, except per share data)

Other data:
Adjusted Funds from Operations(4)	$9,151	$8,293	$7,054
Net cash provided by operating activities	$5,193	$8,177	$6,828
Net cash provided by (used in) investing activities	$(58,370)	$(345)	$5,513
Net cash provided by (used in) financing activities	$93,744	$(7,859)	$(12,174)
Weighted average shares outstanding
Basic	4,614,316	2,519,820	2,275,000
Diluted	11,137,894	7,619,542	7,296,596

		Year Ended December 31, 2003
Balance sheet data:		Actual	As Adjusted(5)

Net investment in hotel properties		$121,076	$121,076
Minority interest in Partnership		$38,971	$16,657
Shareholders’ equity		$71,460	$96,040
Total assets		$196,568	$198,834
Total debt		$71,837	$71,837

(1)	Represents initial fixed rent plus aggregate percentage rent paid by HHMLP to the Partnership pursuant to percentage leases, which payments are calculated by applying the rent provisions in the respective percentage leases to the historical room revenues.
(2)	Represents initial fixed rent paid by the lessee to the Partnership pursuant to percentage leases, which payments are calculated by applying the rent provisions in the respective percentage leases to the historical room revenues.
(3)	Represents basic earnings per share computed in accordance with FAS No. 128.
(4)	The National Association of Real Estate Investment Trusts (NAREIT) developed Funds from Operations (“FFO”) as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined under the definition adopted by NAREIT is net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We also adjust FFO for preferred share distributions to present FFO applicable to the common shares. In addition, we have adjusted FFO to exclude non-recurring prepayment penalties and a non-recurring compensation expense in 2003 related to redemption of outstanding stock options (which are described above). Due to the nature of those non-recurring items, we believe that excluding them from the Adjusted FFO calculation presents a more transparent measure of our underlying operations. Neither FFO nor Adjusted FFO represents cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and Adjusted FFO a meaningful, additional measure of operating performance because it reflects the funds generated from our operations, excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. Comparison of our presentation of FFO or Adjusted FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculations used by such REITs. The following table reconciles FFO and Adjusted FFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods.

	Year Ended December 31,
FFO reconciliation	2003	2002	2001

	(dollars in thousands)
Net Income	$785	$1,292	$834
Less: Gain on Sale of Assets	—	(449)	(598)
Add:
Income Allocated to Minority Interest	821	3,238	2,342
Distributions to Preferred Unitholders	1,195	—	—
Depreciation and Amortization	4,790	4,212	4,476
Adjustments for Unconsolidated Joint Ventures	137	—	—

FFO Applicable to Common Shares	$7,728	$8,293	$7,054
Non Recurring: Prepayment Penalties	116	—	—
Non Recurring: Compensation Expense Related to Option Redemption	1,307	—	—

Adjusted FFO Applicable to Common Shares	$9,151	$8,293	$7,054

(5)	As adjusted to reflect the issuances of common shares and other transactions described under the heading “Capitalization” in this prospectus supplement.

Risk factors

An investment in our common shares involves a high degree of risk. You should carefully consider the risk factors described below and all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks actually occur, our business, financial condition operating results or cash flow could be harmed. As a result, the trading price of our common shares could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND OPERATIONS

We may be unable to integrate acquired hotels into our operations or otherwise manage our planned growth, which may adversely affect our operating results.

We are attempting to acquire a substantial number of hotels. If we are successful in making these acquisitions, we cannot assure you that we (or HHMLP) will be able to adapt our management, administrative, accounting and operational systems and arrangements, or hire and retain sufficient operational staff to integrate these investments into our portfolio and manage any future acquisitions of additional assets without operating disruptions or unanticipated costs. Acquisition of hotels would generate additional operating expenses that we would be required to pay. As we acquire additional hotels, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders or other payment in respect of securities issued by us.

Acquisition of hotels with limited operating history may not achieve desired results.

Many of our acquisitions are likely to be newly developed hotels. Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make pricing decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are typically based upon management’s expectations as to the operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. As a result, we may not be able to generate enough cash flow from these hotels to make debt payments or pay operating expenses. In addition, room revenues may be less than that required to provide us with our anticipated return on investment. In either case, the amounts available for distribution to our shareholders could be reduced.

Our acquisitions may not achieve expected performance, which may harm our financial condition and operating results.

We anticipate that acquisitions will largely be financed with the net proceeds of securities offerings and through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to acquire and market properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. Because we must distribute at least 90% of our taxable income (excluding net capital gains) to maintain our qualification as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

Risk factors

We own a limited number of hotels and significant adverse changes at one hotel may impact our lessees’ ability to pay rent and our ability to make distributions to shareholders.

As of December 31, 2003, our portfolio consisted of 22 hotels. Significant adverse changes in the operations of any one hotel could have a material adverse effect on our lessees’ ability to make rent payments and, accordingly, on our ability to make expected distributions to our shareholders.

We focus on acquiring hotels operating under a limited number of franchise brands, which creates greater risk as the investments are more concentrated.

We intend to place particular emphasis in our acquisition strategy on hotels similar to our current hotels. We invest in hotels operating under a few select franchises and therefore will be subject to risks inherent in concentrating investments in a particular franchise brand, which could have an adverse effect on our lease revenues and amounts available for distribution to shareholders. These risks include, among others, the risk of a reduction in hotel revenues following any adverse publicity related to a specific franchise brand.

Many of our hotels are located in Pennsylvania, which may increase the effect of any local economic conditions.

Eleven of our hotels are located in Pennsylvania. Some of our other hotels are clustered in metropolitan areas, such as metropolitan New York and Atlanta. As a result, localized adverse events or conditions, such as an economic recession around these hotels, could have a significant adverse effect on our operations, and ultimately on the amounts available for distribution to shareholders.

We face risks associated with the use of debt, including refinancing risk.

At December 31, 2003, we had debt outstanding of $71.8 million. We may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Some of these additional borrowings may be secured by our hotels. Our strategy is to maintain target debt levels of approximately 60% of the total purchase price of our hotels both on an individual and aggregate basis, and our Board of Trustees’ policy is to limit indebtedness to no more than 67% of the total purchase price of all our hotels on an aggregate basis. However our declaration of trust (as amended and restated, our “Declaration of Trust”) does not limit the amount of indebtedness we may incur. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our hotels to foreclosure. There is also a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant “balloon” payments come due.

We do not operate our hotels and, as a result, we do not have complete control over implementation of our strategic decisions.

In order for us to satisfy certain REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels. As of March 31, 2004, eight of our hotels are leased to an independent management company, HHMLP, as required by the REIT qualification rules in effect prior to 2001. In addition, twelve other hotels are managed by HHMLP under management agreements with our wholly-owned TRS, who leases those hotels from us. HHMLP makes and implements strategic business

Risk factors

decisions with respect to our hotels, such as decisions with respect to the repositioning of a franchise or food and beverage operations and other similar decisions. Decisions made by HHMLP or any other hotel operator to whom we may lease our hotels may not be in the best interests of a particular hotel or of our company. Accordingly, we cannot assure you that our lessees or HHMLP will operate our hotels in a manner that is in our best interests.

Dependence on our lessees for rent may impact distributions to shareholders.

We rely on our lessees to make rent payments in order to make distributions to shareholders. Obligations under the percentage leases, including the obligation to make rent payments, are unsecured. HHMLP, the lessee of eight of our hotels, incurred a net loss of $1,280,000 for the year ended December 31, 2003, a net loss of $671,000 for the year ended December 31, 2002, and a net loss of $1,104,000 for the year ended December 31, 2001, and HHMLP had a partners’ deficit of $1,107,000 as of December 31, 2003. Reductions in revenues from our hotels or in the net operating income of our lessees may adversely affect the ability of our lessees to make these rent payments and thus our ability to make anticipated distributions to our shareholders.

Transition to TRS structure may result in a decrease in lease revenue.

During the years ended December 31, 2003, 2002 and 2001, certain hotels owned by us were under fixed lease agreements with HHMLP. The payments received from some of these fixed leases exceeded the payments that we estimate would have been received had the hotels been leased directly to our TRS. As the leases from these hotels expire, they will be released to our TRS, and we may experience a decline in the revenue generated by these hotels.

We depend on key personnel.

We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. We do not have employment contracts with any of our senior management and they may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We face increasing competition for the acquisition of hotel properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We face competition for investment opportunities in mid-scale hotels from entities organized for purposes substantially similar to our objectives, as well as other purchasers of hotels. We compete for such investment opportunities with entities that have substantially greater financial resources than we do, including access to capital or better relationships with franchisors, sellers or lenders. Our competitors may generally be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

Risk factors

RISKS RELATING TO CONFLICTS OF INTEREST

Due to conflicts of interest, many of our existing agreements may not have been negotiated on an arm’s-length basis and may not be in our best interest.

Some of our officers and trustees have ownership interests in HHMLP and in entities with which we have entered into transactions, including hotel acquisitions and dispositions and certain financings. Consequently, the terms of our agreements with those entities, including hotel contribution or purchase agreements, percentage leases, the Administrative Services Agreement between us and HHMLP pursuant to which HHMLP provides certain administrative services, the Option Agreement between the operating partnership and some of the trustees and officers and our property management agreements with HHMLP may not have been negotiated on an arm’s-length basis and may not be in the best interest of all our shareholders.

Conflicts of interest with other entities may result in decisions that do not reflect our best interests.

As of December 31, 2003, the following officers and trustees owned collectively approximately 81% of HHMLP: Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel. The following officers and trustees serve as officers of HHMLP: David L. Desfor, Kiran P. Patel and K.D. Patel. Conflicts of interest may arise in respect of the ongoing leasing, acquisition, disposition and operation of our hotels including, but not limited to, the percentage leases and enforcement of the contribution and purchase agreements, the Administrative Services Agreement, the Option Agreement and our property management agreements with HHMLP. Consequently, the interests of shareholders may not be fully represented in all decisions made or actions taken by our officers and trustees.

Conflicts of interest relating to sales or refinancing of hotels acquired from some of our trustees and officers may lead to decisions that are not in our best interest.

Some of our trustees and officers have unrealized gains associated with their interests in the hotels we have acquired from them and, as a result, any sale of the these hotels or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing these hotels may cause adverse tax consequences to such of our trustees and officers. Therefore, our interests and the interests of these individuals may be different in connection with the disposition or refinancing of these hotels.

Competing hotels owned or acquired by some of our trustees and officers may hinder these individuals from spending adequate time on our business.

Some of our trustees and officers own hotels and may develop or acquire new hotels, subject to certain limitations. Such ownership, development or acquisition activities may materially affect the amount of time these officers and trustees devote to our affairs. Some of our trustees and officers operate hotels that are not owned by us, which may materially affect the amount of time that they devote to managing our hotels. Pursuant to the Option Agreement, as amended, we have an option to acquire any hotels developed by our officers and trustees.

Need for certain consents from the limited partners may not result in decisions advantageous to shareholders.

Under our operating partnership’s amended and restated partnership agreement, the holders of at least two-thirds of the interests in the partnership must approve a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership. Our officers and trustees own an

Risk factors

approximately 13.46% interest in the operating partnership on a fully-diluted basis. Their large ownership percentage may make it less likely that a merger or sale of our company that would be in the best interests of our shareholders will be approved.

RISKS RELATING TO OUR CORPORATE STRUCTURE

Our ownership limitation may restrict business combination opportunities.

To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of the number of outstanding shares of any class of our securities, including the common shares, by any person. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

The Declaration of Trust contains a provision that creates staggered terms for our Board of Trustees.

Our Board of Trustees is divided into two classes. The terms of the first and second classes expire in 2004 and 2005, respectively. Trustees of each class are elected for two-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may delay, defer or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.

Maryland Business Combination Law may discourage a third party from acquiring us.

Under the Maryland General Corporation Law, as amended (MGCL), as applicable to real estate investment trusts, certain “business combinations” (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust’s shares or an affiliate thereof or any person who is an affiliate or associate of the trust and was the beneficial owner of ten percent or more of the voting shares of the trust within the two year period immediately prior to the date in question, are prohibited for five years after the most recent date on which this shareholder acquired at least ten percent of the voting power of the trust’s shares. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, defer or prevent a transaction or change of control of our company in which our shareholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests. CNL and some of our trustees and officers may control a sufficient percentage of the voting power to block a proposal respecting a business combination under these provisions. As part of the transaction with CNL, we exempted CNL from the application of these provisions, which could make us more vulnerable to an unsolicited acquisition attempt by CNL that would not be advantageous for all shareholders.

Risk factors

The Board of Trustees may change our investment and operational policies without a vote of the common shareholders.

Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by our Board of Trustees. The Trustees may amend or revise these and other policies from time to time without a vote of the holders of the common shares.

Our Board of Trustees may issue additional shares that may cause dilution or prevent a transaction that is in the best interests of our shareholders.

Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

➢	amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue,

➢	cause us to issue additional authorized but unissued common shares or preferred shares and

➢	classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

Any one of these events could cause dilution to our common shareholders, delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise not be in the best interest of holders of common shares.

RISKS RELATED TO OUR TAX STATUS

If we fail to qualify as a REIT, our dividends will not be deductible to us, and our income will be subject to taxation.

We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interest, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to enable us to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the trustees, with the consent of holders of two-thirds of the outstanding shares, to revoke the REIT election.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income.

Risk factors

In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

➢	85% of our REIT ordinary income for that year;

➢	95% of our REIT capital gain net income for that year; and

➢	100% of our undistributed taxable income from prior years.

We have paid out, and intend to continue to pay out, our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the past we have borrowed, and in the future we may borrow, to pay distributions to our shareholders and the limited partners of our operating partnership. Such borrowings subject us to risks from borrowing as described herein.

Recent changes in taxation of corporate dividends may adversely affect the value of our common shares.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common shares in particular, either in terms of price or relative to other investments.

RISKS RELATED TO THE HOTEL INDUSTRY

The value of our hotels depends on conditions beyond our control.

Our hotels are subject to varying degrees of risk generally incident to the ownership of hotels. The underlying value of our hotels, our income and ability to make distributions to our shareholders are dependent upon the ability of our lessees to operate the hotels in a manner sufficient to maintain or increase revenues in excess of operating expenses to enable our lessees to make rent payments. Hotel revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal

Risk factors

policies, civil unrest, acts of terrorism, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war, adverse changes in zoning laws, and other factors that are beyond our control. In particular, general and local economic conditions may be adversely affected by the recent terrorist incidents in New York and Washington, D.C. Our management is unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide, on the U.S. economy, on us or our hotels or on the market price of our common shares.

Our hotels are subject to general hotel industry operating risks, which may impact our lessees’ ability to make rent payments and on our ability to make distributions to shareholders.

Our hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have our hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, competition from other hotels; over-building in the hotel industry that could adversely affect hotel revenues; increases in operating costs due to inflation and other factors, which may not be offset by increased room rates; reduction in business and commercial travel and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; adverse effects of general and local economic conditions; and adverse political conditions. These factors could reduce revenues of the hotels and adversely affect the lessees’ ability to make rent payments, and therefore, our ability to make distributions to our shareholders.

Competition for guests is intense.

The hotel industry is highly competitive. Our hotels compete with other existing and new hotels in their geographic markets. Many of our competitors have substantially greater marketing and financial resources than we do. If their marketing strategies are effective, our lessees may be unable to make rent payments and we may be unable to make distributions to our shareholders.

Our investments are concentrated in a single segment of the hotel industry.

Our current business strategy is to own and acquire hotels primarily in the mid-scale segment of the hotel industry. We are subject to risks inherent in concentrating investments in a single industry and in a specific market segment within that industry. The adverse effect on rent under the percentage leases and amounts available for distribution to shareholders resulting from a downturn in the hotel industry in general or the mid-scale segment in particular could be more pronounced than if we had diversified our investments outside of the hotel industry or in additional hotel market segments.

The hotel industry is seasonal in nature.

The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Our hotels’ operations historically reflect this trend. We believe that we will be able to make distributions necessary to maintain REIT status through cash flow from operations; but if we are unable to do so, we may not be able to make the necessary distributions or we may have to generate cash by a sale of assets, increasing indebtedness or sales of securities to make the distributions.

Risk factors

Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our lessees’ ability to make rent payments and our ability to make distributions to shareholders.

The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure of our partnership, our lessees or HHMLP to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the trustees determine are too expensive or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, the trustees may elect to allow the franchise license to lapse or be terminated.

There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we, our partnership, our lessees and HHMLP may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Although the percentage leases require our lessees to maintain the franchise licenses for each hotel, our lessees’ loss of a franchise license for one or more of the hotels could have a material adverse effect on our partnership’s revenues and our amounts available for distribution to shareholders.

Operating costs and capital expenditures for hotel renovation may be greater than anticipated and may adversely impact rent payments by our lessees’ and our ability to make distributions to shareholders.

Hotels generally have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our leases and management agreements with HHMLP, we are obligated to pay the cost of expenditures for items that are classified as capital items under GAAP that are necessary for the continued operation of our hotels. If these expenses exceed our estimate, the additional cost could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

RISKS RELATED TO REAL ESTATE INVESTMENT GENERALLY

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in operating, economic and other conditions will be limited. No assurances can be given that the fair market value of any of our hotels will not decrease in the future.

Risk factors

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

Each lease specifies comprehensive insurance to be maintained on each of the our hotels, including liability and fire and extended coverage in amounts sufficient to permit the replacement of the hotel in the event of a total loss, subject to applicable deductibles. Leases for hotels subsequently acquired by us will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace the applicable hotel after such applicable hotel has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the applicable hotel. If any of these or similar events occur, it may reduce the return from the attached property and the value of our investment.

REITs are subject to property taxes.

Each hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits which has led many of them, and may in the future lead others to, increase assessments and/or taxes. If property taxes increase, our ability to make expected distributions to our shareholders could be adversely affected.

Environmental matters could adversely affect our results.

Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to shareholders. Phase I environmental assessments have been obtained on all of our hotels. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and operating results.

Under the Americans with Disabilities Act of 1993 (ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

Risk factors

RISK RELATED TO THIS OFFERING

We cannot assure you that an active public market for our common shares will develop.

Prior to this offering, there has been limited trading volume for our common shares, and we cannot assure you that an active trading market for the common shares will develop as a result of this offering or, if developed, that any such market will be sustained. In the absence of an active public trading market, the market for our shares may be volatile and an investor may be unable to liquidate an investment in our common shares at the price or in the time period desired. We cannot assure you that the price at which the shares of common shares will sell in the public market after the closing of this offering will not be lower than the price at which they are sold by the underwriter.

Adjustments to the purchase price to our hotels may lead to shareholder dilution.

Five of the hotels currently owned by us were purchased pursuant to agreements that provide for post-closing purchase price adjustments based on the hotel’s performance in relation to the purchase price. In the event that any of the purchase prices of these hotels are increased on an adjustment date and the purchase price adjustment is paid in common limited partnership units, owners of the common shares at such time will experience dilution.

Future offerings of debt securities, which would be senior to our common shares upon liquidation, or equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including medium-term notes, senior or subordinated notes and classes of preferred or common shares. Upon liquidation, holders of our debt securities and shares of preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their stock holdings in us.

Possible adverse effect of shares available for future sale on price of common shares.

In addition to the common shares CNL is selling in this offering, CNL may elect to exchange its interest in its joint venture with us for up to 1,192,141 additional common shares. To the extent CNL funds additional capital to us or our joint venture, the number of common shares issuable upon such exchange will increase. Furthermore, there are 2,842,437 outstanding limited partnership units in our operating partnership (other than the Series A Convertible Preferred Units) which currently are redeemable for common shares. Upon the exchange of CNL’s joint venture interest or the redemption of limited partnership units, the common shares received therefor may be sold in the public market pursuant to shelf registration statements that we have filed or may be obligated to file, or pursuant to any available exemptions from registration. Sales of a substantial number of common shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the common shares.

Risk factors

There are no assurances of our ability to make distributions in the future.

We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. However, our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to shareholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Important factors that could cause actual results to differ materially from those in our forward looking statements in this prospectus include, but are not limited to, the factors discussed in the section entitled “Risk Factors” and the filings made by us with the SEC that are incorporated in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of proceeds

We will not receive any proceeds from the sale of 2,500,000 (or 2,816,460 if the underwriter exercises its over-allotment option in full) common shares to be sold by CNL in this offering.

Capitalization

The following table sets forth the capitalization of Hersha Hospitality Trust as of December 31, 2003:

➢	on an actual basis; and

➢	on an as adjusted basis to give effect to:

•	75,714 common shares issued upon conversion of options on January 4, 2004 resulting in net proceeds of $454;

•	590 common shares issued as part of our dividend reinvestment plan on January 16, 2004 with an aggregate value of $6;

•	183,000 common shares issued upon conversion of the warrants on January 25, 2004 resulting in net proceeds of $1,812;

•	957,286 common shares issued upon conversion of limited partnership units on March 5, 2004 with an aggregate book value of $5,514;

•	CNL’s exchange of 190,266 Series A Preferred Unit into 2,816,460 of common shares on April 16, 2004; and

•	the increase in minority interest and decrease in paid-in capital of $280 which results from the above transactions.

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2003. See “How to obtain more information” in the accompanying prospectus.

	As of December 31, 2003
	Actual	As adjusted

	(dollars in thousands)
Cash	$40,707	$42,973

Debt:
Lines of credit	$—	$—
Mortgages payable	70,837	70,837
Other notes payable	1,000	1,000

Total debt	71,837	71,837

Minority interest	38,971	16,657

Shareholders’ equity(1):
Preferred shares, $0.01 par value, 10,000,000 shares authorized, including 350,000 Series A Preferred Shares, no shares issued and outstanding	—	—
Class A common shares, $0.01 par value, 50,000,000 shares authorized, 12,355,075 shares issued and outstanding, 16,388,125 shares issued and outstanding, as adjusted	124	164
Class B common shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	76,217	101,036
Additional paid-in capital – options	279	—
Distributions in excess	(5,160)	(5,160)

Total shareholders’ equity	71,460	96,040

Total capitalization	$182,268	$184,534

(1)	Does not include:
•	1,192,141 common shares issuable upon exchange of CNL’s interest in our joint venture; and
•	2,842,437 common shares issuable upon redemption of outstanding common limited partnership units in our operating partnership which are currently redeemable.

Distributions and price range of common shares

Since our initial public offering in January of 1999, we have made 19 consecutive quarterly distributions to holders of the common shares of $0.18 per share, which annualizes to $0.72 per share. We have also paid an equivalent distribution to holders of our common limited partnership units in our operating partnership for the same periods. While it is the current policy of our Board of Trustees to maintain our dividend at this level, future distributions will be authorized by our Board of Trustees based on a number of factors, including the amount of funds from operations, our partnership’s financial condition, debt service requirements, capital expenditure requirements for our hotels, the annual distribution requirements under the REIT provisions of the Code and such other factors as the trustees deem relevant. Our ability to make distributions will depend on our receipt of distributions from our operating partnership and lease payments from our lessees with respect to the hotels. We rely on our lessees to generate sufficient cash flow from the operation of the hotels to meet their rent obligations under the percentage leases.

The Series A Convertible Preferred Units rank senior to all common limited partnership units in our operating partnership, including our general partner units, and all common shares. Distributions on the Series A Convertible Preferred Units accrue at a rate of 10.5% of the original issue price. Because we derive our revenue from distributions from our operating partnership, the distribution rights of the common shares are effectively subordinate to the distribution rights of the Series A Convertible Preferred Units.

The hotel business is seasonal in nature and, therefore, revenues from the hotels in the first and fourth quarters are traditionally lower than those in the second and third quarters and our lease revenue may be lower in these quarters. We expect to use excess cash flow from the second and third quarters to fund distribution shortfalls in the first and fourth quarters. We cannot assure you that we will be able to continue to make quarterly distributions at the current rate.

Our common shares trade on the American Stock Exchange under the symbol “HT.” As of March 31, 2004, there were 13,571,665 common shares outstanding held by approximately 250 persons of record and 1,500 beneficial owners. The following table sets forth the high and low sale prices of our common shares as reported by the American Stock Exchange and dividends declared on our common shares for each of the quarters indicated.

	Price Range		Cash Dividend

Year ended December 31, 2004	High	Low	Per Share
Seond quarter (through April 19, 2004)	$11.07	$8.99	—
First quarter	$11.75	$9.84	$0.18

Year ended December 31, 2003	High	Low	Per Share
Fourth quarter	$10.10	$8.41	$0.18
Third quarter	$9.10	$7.93	$0.18
Second quarter	$8.25	$6.54	$0.18
First quarter	$7.30	$6.40	$0.18

Year ended December 31, 2002	High	Low	Per Share
Fourth quarter	$6.99	$5.40	$0.18
Third quarter	$6.55	$5.75	$0.18
Second quarter	$6.70	$6.00	$0.18
First quarter	$6.70	$5.51	$0.18

Year ended December 31, 2001	High	Low	Per Share
Fourth quarter	$6.25	$5.10	$0.18
Third quarter	$6.90	$4.25	$0.18
Second quarter	$6.09	$4.80	$0.18
First quarter	$6.06	$5.50	$0.18

Security ownership of certain beneficial owners and management and related stockholder matters

The following table sets forth certain information regarding the beneficial ownership of common shares by (i) each shareholder known by us to beneficially own more than five percent of our common shares, (ii) each of our trustees and executive officers, and (iii) all of our trustees and executive officers as a group, each as of March 31, 2004. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. The number of outstanding common shares at March 31, 2004 was 13,571,665. This table assumes that all limited partnership units held by such person or group of persons are redeemed for common shares or, in the case of CNL, exchanged for common shares. The total number of shares outstanding used in calculating the percentage assumes that none of the limited partnership units held by other persons are redeemed for common shares. Limited partnership units generally are not redeemable for common shares until at least one year following the issuance of such units.

Name of Beneficial Owner	Number of Shares	Percent of Class

Persons Believed to Own In Excess of 5% of Common Shares
CNL Hospitality Partners, L.P. (1) CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336	4,008,601	22.80%
Deutsche Bank AG and RREEF America, L.L.C. (2) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	1,281,500	9.44%
Security Capital Research & Management Incorporated (3) 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603	831,300	6.13%
Delaware Management Holdings (4) 2005 Market Street Philadelphia PA 19103	797,800	5.88%
K. G. Redding & Associates, LLC (5) One North Wacker Drive, Suite 4343 Chicago, IL 60606-2841	1,645,100	12.12%
Officers and Trustees:
Hasu P. Shah (6)	243,837	1.76%
Neil H. Shah (6)	690,905	4.84%
Jay H. Shah (6)	742,719	5.19%
K.D. Patel (6)	282,393	2.04%
Kiran P. Patel (6)	46,969	*
David L. Desfor (7)	90,786	*
Ashish R. Parikh	2,500	*
John M. Sabin	500	*
Thomas S. Capello	7,400	*
Donald J. Landry	—	—
Michael A. Leven	2,500	*
William Lehr Jr.	1,610	*
Shreenathji Enterprises, Ltd. (6)(8)	15,454	*
Total for all officers and trustees (12 persons) (9):	2,127,573	13.46%

footnotes on following page

Security ownership of certain beneficial owners and management and related stockholder matters

*	Less than 1%
(1)	Reflects information on a Schedule 13D filed by CNL Hospitality Partners, L.P., CNL Hospitality GP Corp., and CNL Hospitality Properties, Inc. on September 5, 2003. CNL has sole dispositive and voting power over all 4,008,601 shares, which consists of (a) 2,816,460 common shares issuable upon exchange of 190,266 Series A Preferred Partnership Units in our operating partnership and (b) 1,192,141 common shares issuable upon exchange of CNL’s interest in our joint venture. CNL may only vote its shares to the extent they do not exceed 40% of the total issued and outstanding common shares. Upon completion of this offering, CNL will only own the interest in our joint venture.
(2)	Based solely on Amendment No. 1 to Schedule 13G filed on February 26, 2004.
(3)	Based solely on Schedule 13G filed on February 17, 2004.
(4)	Based solely on Schedule 13G filed on February 9, 2004.
(5)	Bases solely on Schedule 13G filed on January 14, 2004.
(6)	Represents limited partnership units owned by such person.
(7)	Represents 1,800 Common shares and 88,986 common limited participating units owned by Mr. Desfor.
(8)	Shreenathji Enterprises, Ltd. (“SEL”) is a limited partnership owned by Hasu P. Shah (12%), Kiran P. Patel (13%), Bharat C. Mehta (15%), Nayana Ghandi (15%), Kanti D. Patel (15%), Jay H. Shah (15%) and Neil H. Shah (15%). SEL acquired these Units in exchange for contributions of hotel properties to the Partnership.
(9)	Includes the limited partnership units owned by Shreenathji Enterprises, Ltd.

Selling shareholder

This prospectus supplement relates to the offer and sale of 2,816,460 (including the shares subject to the underwriter’s over-allotment option) of our common shares by CNL. CNL acquired the 2,816,460 common shares covered by this prospectus supplement upon exchange of 190,266 Series A preferred units of limited partnership interest in our operating partnership in accordance with the operating partnership’s partnership agreement based on an exchange price of $6.7555 per common share.

CNL also owns an interest in our joint venture with CNL, HT/CNL Metro Hotels, that is exchangeable for up to 1,192,141 common shares. This prospectus supplement does not relate to any common shares issuable to CNL upon exchange of this joint venture interest.

The following table shows the number of common shares beneficially owned by CNL before and after this offering assuming the exercise by the underwriter of its over-allotment option in full and the full exchange of CNL’s interest in our joint venture for common shares:

	Common Shares Owned Prior to this Offering		Shares Being Offered	Common Shares Owned After this Offering
Selling Shareholder	Number	% of Class		Number	% of Class

CNL Hospitality Partners, L.P.	4,008,601	22.8%	2,816,460	1,192,141	6.8%

See “CNL strategic alliance” in the accompanying prospectus for more information about a relationship with CNL.

Underwriting

The selling shareholder is offering the common shares described in this prospectus supplement through UBS Securities LLC. We and the selling shareholder have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 2,500,000 of our common shares from the selling shareholder.

The underwriting agreement provides that the underwriter must buy all of the shares if it buys any of them. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

Our common shares are offered subject to a number of conditions, including:

➢	receipt and acceptance of our common shares from the selling shareholder by the underwriter; and

➢	the underwriter’s right to reject orders in whole or in part.

In connection with this offering, the underwriter and certain securities dealers may distribute prospectuses electronically.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we or the selling shareholder are unable to provide this indemnification, we and the selling shareholder will contribute to payments the underwriter may be required to make in respect of those liabilities.

OVER-ALLOTMENT OPTION

The selling shareholder has granted the underwriter an option to buy up to an aggregate of 316,460 additional common shares. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option. If the underwriter exercises the option, it will purchase up to 316,460 additional shares.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriter to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.18 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriter to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions CNL will pay to the to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 316,460 shares.

Underwriting

Paid by CNL	No exercise	Exercise

Per Share	$0.25	$0.25
Total	$625,000	$704,115

We will pay the offering expenses of the selling shareholder, other than the underwriting discounts and commissions. We estimate these expenses will be approximately $50,000.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors and the selling shareholder have entered into lock-up agreements with UBS Securities LLC. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common shares or securities convertible into or exercisable or exchangeable for our common shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion, release all or some of the securities from these lock-up agreements.

AMERICAN STOCK EXCHANGE QUOTATION

Our common shares are listed on the American Stock Exchange under the symbol “HT.”

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common shares including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involves the sale by the underwriter of a greater number of shares than it is required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriter must close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to such underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

UNDERWRITING

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the American Stock Exchange, in the over-the counter market or otherwise.

AFFILIATIONS

The underwriter has provided financial advisory and investment banking services to us and the selling shareholder for which it receives customary fees.

The underwriter and its affiliates may from time to time in the future engage in transactions with us and the selling shareholder and perform services for us and the selling shareholder in the ordinary course of their business.

Experts

Our consolidated balance sheet as of December 31, 2003 and our consolidated statements of operations, cash flows and shareholders’ equity for the year ended December 31, 2003 incorporated by reference in this prospectus supplement and the accompanying prospectus supplement, have been audited by Reznick Fedder & Silverman P.C., independent certified public accountants, whose report is incorporated by reference in this prospectus supplement and the accompanying prospectus supplement and given upon their authority as experts in accounting and auditing. The balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners’ equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this prospectus supplement and the accompanying prospectus supplement have been audited by Reznick Fedder & Sliverman, P.C., independent certified public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

Our consolidated balance sheet as of December 31, 2002 and our consolidated statements of operations, cash flows and shareholders’ equity for each of the years ended December 31, 2002 and 2001 incorporated by reference in this prospectus supplement and the accompanying prospectus supplement, have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports are incorporated by reference in this prospectus supplement and the accompanying prospectus supplement and given upon their authority as experts in accounting and auditing. The consolidated balance sheet of Hersha Hospitality Management L.P. as of December 31, 2002, and the related statements of operations, partners’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002, incorporated by reference in this prospectus supplement and the accompanying prospectus supplement have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

Reports to shareholders

We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants.

Legal matters

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summary of legal matters contained in the section of the accompanying prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Clifford Chance US LLP.

Hersha Hospitality Trust

2,816,460 Common Shares of Beneficial Interest

This prospectus relates to up to 2,816,460 common shares of beneficial interest which may be offered from time to time by CNL Hospitality Partners, L.P., or “CNL.”

We may issue the 2,816,460 common shares covered by this prospectus to CNL to the extent that it exchanges Series A preferred units of limited partnership interest in our operating partnership, Hersha Hospitality Limited Partnership, for such common shares in accordance with the operating partnership’s partnership agreement. CNL currently owns 190,266 Series A preferred units of limited partnership interest in our operating partnership, each of which is exchangeable at any time, at the option of the holder, for (among other securities) approximately 14.8 common shares, based on an initial exchange price of $6.7555 per common share. We will not receive any of the proceeds from sales of common shares issued upon exchange of the Series A Preferred Units.

The registration of the common shares issuable upon exchange of Series A preferred units does not necessarily mean that any of them will be issued by us. Common shares resold by CNL under this prospectus may be offered and sold from time to time in open market or privately-negotiated transactions that may involve underwriters, brokers or dealers.

Our common shares are listed on the American Stock Exchange under the symbol “HT.” The last reported sale price of our common shares on the American Stock Exchange on March 26, 2004 was $10.74 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 5 for certain factors that you should consider before purchasing our common shares.

In part so that we can continue to qualify as a “real estate investment trust” under the federal income tax laws, our declaration of trust generally does not permit anyone to own more than 9.9% of our outstanding common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus March 26, 2004.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

i

How to obtain more information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: “HT”) are listed.

Incorporation of information filed with the SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to completion of this offering.

We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all of the securities we offer with this prospectus and any applicable supplement.

You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Hersha Hospitality Trust, 148 Sheraton Drive, Box A, New Cumberland, PA 17070, telephone (717) 770-2405.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including the exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the rules and regulations of the Securities and Exchange Commission require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such prospectus or prospectus supplement.

Forward looking information

This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.

Certain definitions

Unless otherwise indicated, the terms “Hersha,” “we,” “us,” “our” and “our company” refer to Hersha Hospitality Trust and its subsidiaries, including Hersha Hospitality Limited Partnership.

All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Comfort Suites®, Courtyard® by Marriott®, Doubletree Suites®, Fairfield Inn® by Marriott®, Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Homewood Suites by Hilton®, Mainstay Suites®, Residence Inn® by Marriott® and Sleep Inn®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

Our company

Hersha Hospitality Trust is a self-advised Maryland real estate investment trust that was organized in 1998 and completed its initial public offering in January of 1999. We focus primarily on owning and operating high quality, mid-scale limited service hotels in established markets in the Eastern United States. Our primary strategy is to continue to acquire high quality, mid-scale hotels in metropolitan markets with high barriers to entry in the Northeastern United States. As of December 31, 2003, our portfolio consisted of 22 hotels with a total of 2,169 rooms located in Pennsylvania, New York, Maryland, Georgia and New Jersey, which operate under leading brands, such as Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Holiday Inn Express®, DoubleTree®, and Comfort Suites®.

We are structured as an umbrella partnership REIT, or UPREIT, and we own our hotels through our operating partnership, Hersha Hospitality Limited Partnership, for which we serve as general partner. All of our hotels are managed by Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors. In response to tax law changes, we recently formed a wholly-owned taxable REIT subsidiary, or TRS, to which we currently lease twelve hotels and to which we intend to lease all of our hotels, including hotels we may acquire in the future and hotels currently leased to HHMLP as those leases expire. We believe that transitioning to this TRS structure positions us to participate more directly in the operating efficiencies and revenue gains at our hotels.

In April of 2003, we entered into a strategic alliance with CNL Hospitality Partners, L.P., a subsidiary of CNL Hospitality Properties, Inc. CNL is a public company which has been one of the most active investors in lodging properties over the past several years. The strategic alliance positions us as one of CNL’s preferred partners for investing in mid-scale hotels. Our agreement with CNL provides that it will invest up to $25 million in our operating partnership and up to $40 million in a newly formed hotel acquisition joint venture. CNL has currently invested $19 million in our operating partnership and $8 million in the joint venture, which acquired its first hotel, the Hampton Inn Chelsea, New York, New York, on August 29, 2003.

We are taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the “Code.” REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their taxable income (excluding net capital gains). See “Federal Income Tax Consequences of Our Status as REIT.”

OUR COMPANY

The following chart shows the structure of our company as of December 31, 2003:

(1)	As of March 18, 2004, our public shareholders owned 13,571,665 common shares.
(2)	Represents the general partner interest in our operating partnership.
(3)	Our officers and trustees own in the aggregate 2,111,263 common limited partnership units of our operating partnership, which are redeemable for an equal number of common shares.
(4)	Third party investors in our operating partnership own 731,174 common limited partnership units, which are redeemable for an equal number of common shares.
(5)	CNL’s interest in our joint venture is exchangeable for 1,192,141 common limited partnership units in our operating partnership or the same number of common shares.

Risk factors

Before you invest in our securities, you should carefully consider the following risks, together with the other information included in this prospectus, any prospectus supplement and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our securities could decline, and you may lose all or part of your investment.

An investment in our securities involves significant risks, including the risk of losing your entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus.

RISKS RELATING TO OUR BUSINESS AND OPERATIONS

We may be unable to integrate acquired hotels into our operations or otherwise manage our planned growth, which may adversely affect our operating results.

We are attempting to acquire a substantial number of hotels. If we are successful in making these acquisitions, we cannot assure you that we (or HHMLP) will be able to adapt our management, administrative, accounting and operational systems and arrangements, or hire and retain sufficient operational staff to integrate these investments into our portfolio and manage any future acquisitions of additional assets without operating disruptions or unanticipated costs. Acquisition of hotels would generate additional operating expenses that we would be required to pay. As we acquire additional hotels, we will be subject to the operational risks associated with owning new lodging properties. Our failure to integrate successfully any future acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to shareholders or other payment in respect of securities issued by us.

Acquisition of hotels with limited operating history may not achieve desired results.

Many of our acquisitions are likely to be newly developed hotels. Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make pricing decisions in acquiring these hotels based on historical performance. The purchase prices of these hotels are typically based upon management’s expectations as to the operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. As a result, we may not be able to generate enough cash flow from these hotels to make debt payments or pay operating expenses. In addition, room revenues may be less than that required to provide us with our anticipated return on investment. In either case, the amounts available for distribution to our shareholders could be reduced.

Our acquisitions may not achieve expected performance, which may harm our financial condition and operating results.

We anticipate that acquisitions will largely be financed with the net proceeds of securities offerings and through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to acquire and market properties will prove inaccurate, as well as general investment risks associated with any new real estate

RISK FACTORS

investment. Because we must distribute at least 90% of our taxable income to maintain our qualification as a REIT, our ability to rely upon income or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

We own a limited number of hotels and significant adverse changes at one hotel may impact our lessees’ ability to pay rent and our ability to make distributions to shareholders.

As of December 31, 2003, our portfolio consisted of 22 hotels. Significant adverse changes in the operations of any one hotel could have a material adverse effect on our lessees’ ability to make rent payments and, accordingly, on our ability to make expected distributions to our shareholders.

We focus on acquiring hotels operating under a limited number of franchise brands, which creates greater risk as the investments are more concentrated.

We intend to place particular emphasis in our acquisition strategy on hotels similar to our current hotels. We invest in hotels operating under a few select franchises and therefore will be subject to risks inherent in concentrating investments in a particular franchise brand, which could have an adverse effect on our lease revenues and amounts available for distribution to shareholders. These risks include, among others, the risk of a reduction in hotel revenues following any adverse publicity related to a specific franchise brand.

Many of our hotels are located in Pennsylvania, which may increase the effect of any local economic conditions.

Eleven of our 22 hotels are located in Pennsylvania. Some of our other hotels are clustered in metropolitan areas, such as metropolitan New York and Atlanta. As a result, localized adverse events or conditions, such as an economic recession around these hotels, could have a significant adverse effect on our operations, and ultimately on the amounts available for distribution to shareholders.

We face risks associated with the use of debt, including refinancing risk.

At December 31, 2003, we had debt outstanding of $71.8 million. We may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Some of these additional borrowings may be secured by our hotels. Our strategy is to maintain target debt levels of approximately 60% of the total purchase price of our hotels both on an individual and aggregate basis, and our Board of Trustees’ policy is to limit indebtedness to no more than 67% of the total purchase price of all our hotels on an aggregate basis. However our declaration of trust (as amended and restated, our “Declaration of Trust”) does not limit the amount of indebtedness we may incur. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our hotels to foreclosure. There is also a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant “balloon” payments come due.

RISK FACTORS

We do not operate our hotels and, as a result, we do not have complete control over implementation of our strategic decisions.

In order for us to satisfy certain REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels. As of January 26, 2003, eight of our hotels are leased to an independent management company, HHMLP, as required by the REIT qualification rules in effect prior to 2001. In addition, twelve other hotels are managed by HHMLP under management agreements with our wholly-owned TRS, who leases those hotels from us. HHMLP makes and implements strategic business decisions with respect to our hotels, such as decisions with respect to the repositioning of a franchise or food and beverage operations and other similar decisions. Decisions made by HHMLP or any other hotel operator to whom we may lease our hotels may not be in the best interests of a particular hotel or of our company. Accordingly, we cannot assure you that our lessees or HHMLP will operate our hotels in a manner that is in our best interests.

Dependence on our lessees for rent may impact distributions to shareholders.

We rely on our lessees to make rent payments in order to make distributions to shareholders. Obligations under the percentage leases, including the obligation to make rent payments, are unsecured. HHMLP, the lessee of eight of our hotels, incurred a net loss of $1,280,000 for the year ended December 31, 2003, a net loss of $671,000 for the year ended December 31, 2002, and a net loss of $1,104,000 for the year ended December 31, 2001, and HHMLP had a partners’ deficit of $1,107,000 as of December 31, 2003. Reductions in revenues from our hotels or in the net operating income of our lessees may adversely affect the ability of our lessees to make these rent payments and thus our ability to make anticipated distributions to our shareholders.

We depend on key personnel.

We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. We do not have employment contracts with any of our senior management and they may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We face increasing competition for the acquisition of hotel properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We face competition for investment opportunities in mid-scale hotels from entities organized for purposes substantially similar to our objectives, as well as other purchasers of hotels. We compete for such investment opportunities with entities that have substantially greater financial resources than we do, including access to capital or better relationships with franchisors, sellers or lenders. Our competitors may generally be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

RISKS RELATING TO CONFLICTS OF INTEREST

Due to conflicts of interest, many of our existing agreements may not have been negotiated on an arm’s-length basis and may not be in our best interest.

Some of our officers and trustees have ownership interests in HHMLP and in entities with which we have entered into transactions, including hotel acquisitions and dispositions and certain financings.

RISK FACTORS

Consequently, the terms of our agreements with those entities, including hotel contribution or purchase agreements, percentage leases, the Administrative Services Agreement between us and HHMLP pursuant to which HHMLP provides certain administrative services, the Option Agreement between the operating partnership and some of the trustees and officers and our property management agreements with HHMLP may not have been negotiated on an arm’s-length basis and may not be in the best interest of all our shareholders.

Conflicts of interest with other entities may result in decisions that do not reflect our best interests.

The following officers and trustees own collectively approximately 81% of HHMLP: Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel. The following officers and trustees serve as officers of HHMLP: David L. Desfor, Kiran P. Patel and K.D. Patel. Conflicts of interest may arise in respect of the ongoing leasing, acquisition, disposition and operation of our hotels including, but not limited to, the percentage leases and enforcement of the contribution and purchase agreements, the Administrative Services Agreement, the Option Agreement and our property management agreements with HHMLP. Consequently, the interests of shareholders may not be fully represented in all decisions made or actions taken by our officers and trustees.

Conflicts of interest relating to sales or refinancing of hotels acquired from some of our trustees and officers may lead to decisions that are not in our best interest.

Some of our trustees and officers have unrealized gains associated with their interests in the hotels we have acquired from them and, as a result, any sale of the these hotels or refinancing or prepayment of principal on the indebtedness assumed by us in purchasing these hotels may cause adverse tax consequences to such of our trustees and officers. Therefore, our interests and the interests of these individuals may be different in connection with the disposition or refinancing of these hotels.

Competing hotels owned or acquired by some of our trustees and officers may hinder these individuals from spending adequate time on our business.

Some of our trustees and officers own hotels and may develop or acquire new hotels, subject to certain limitations. Such ownership, development or acquisition activities may materially affect the amount of time these officers and trustees devote to our affairs. Some of our trustees and officers operate hotels that are not owned by us, which may materially affect the amount of time that they devote to managing our hotels. Pursuant to the Option Agreement, as amended, we have an option to acquire any hotels developed by our officers and trustees.

Need for certain consents from the limited partners may not result in decisions advantageous to shareholders.

Under our operating partnership’s amended and restated partnership agreement, the holders of at least two-thirds of the interests in the partnership must approve a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership. Some of our officers and trustees own an approximately 13.46% interest in the operating partnership on a fully-diluted basis. Their large ownership percentage may make it less likely that a merger or sale of our company that would be in the best interests of our shareholders will be approved.

RISK FACTORS

RISKS RELATING TO OUR CORPORATE STRUCTURE

A major shareholder has significant influence over our affairs.

CNL, through its ownership of Series A Preferred Units of our operating partnership and its interest in our joint venture owns approximately 22.8% of our common shares on a fully-diluted basis. In addition, CNL would be able to acquire an additional 5% of our common shares on a fully-diluted basis upon exchange of . CNL may also purchase additional Series A Preferred Units and joint venture interests. Pursuant to the terms of the Series A Convertible Preferred Units owned by CNL, and the Series A Preferred Shares into which they are exchangeable, it has a number of special rights, including, but not limited to:

➢	certain preemptive rights with respect to any issuance by us prior to April 2006 of common shares;

➢	certain rights to elect members of our Board of Trustees; and

➢	certain approval rights including with respect to:

➢	mergers;

➢	the sale of all or substantially all of our assets;

➢	the issuance of equity securities;

➢	the payment of dividends while in arrears with respect to dividends relating to CNL’s securities;

➢	certain amendments to our Declaration of Trust;

➢	filing for bankruptcy; and

➢	terminating our REIT status.

In addition, for so long as the holders of the Series A Convertible Preferred Units hold in the aggregate that number of Series A Preferred Units, common shares and any other class of our equity that represent on an as-converted or as-exchanged basis at least five percent of the issued and outstanding common shares on a fully diluted basis, a majority of the Series A Preferred Units must approve a sale of all or substantially all of the assets of the operating partnership or a merger or consolidation of the operating partnership. CNL therefore holds veto power over such extraordinary transactions, which could result in the disapproval of a transaction that would be beneficial to our shareholders.

In addition, pursuant to the terms of our joint venture with CNL, until April 21, 2004, we must present all of our proposed acquisitions to the investment committee of the joint venture, and we may only acquire such acquisition directly if the investment committee or CNL fails to approve that acquisition for the joint venture. This arrangement may make it more difficult for us to acquire suitable hotels other than through the joint venture.

As a result of its ownership of our securities and the rights described above, CNL may have significant influence over our affairs. This could potentially be disadvantageous to other shareholders’ interests, which may not be aligned with the interests of CNL. For a more detailed description of CNL’s rights, see the sections entitled “CNL Strategic Alliance.”

Our ownership limitation may restrict business combination opportunities.

To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable

RISK FACTORS

year. To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of the number of outstanding shares of any class of our securities, including the common shares, by any person. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

The Declaration of Trust contains a provision that creates staggered terms for our Board of Trustees.

Our Board of Trustees is divided into two classes. The terms of the first and second classes expire in 2004 and 2005, respectively. Trustees of each class are elected for two-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may delay, defer or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.

Maryland Business Combination Law may discourage a third party from acquiring us.

Under the Maryland General Corporation Law, as amended (MGCL), as applicable to real estate investment trusts, certain “business combinations” (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust’s shares or an affiliate thereof or any person who is an affiliate or associate of the trust and was the beneficial owner of ten percent or more of the voting shares of the trust within the two year period immediately prior to the date in question, are prohibited for five years after the most recent date on which this shareholder acquired at least ten percent of the voting power of the trust’s shares. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, defer or prevent a transaction or change of control of our company in which our shareholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests. CNL and some of our trustees and officers may control a sufficient percentage of the voting power to block a proposal respecting a business combination under these provisions. As part of the transaction with CNL, we exempted CNL from the application of these provisions, which could make us more vulnerable to an unsolicited acquisition attempt by CNL that would not be advantageous for all shareholders.

The Board of Trustees may change our investment and operational policies without a vote of the common shareholders.

Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by our Board of Trustees. The Trustees may amend or revise these and other policies from time to time without a vote of the holders of the common shares.

Our Board of Trustees may issue additional shares that may cause dilution or prevent a transaction that is in the best interests of our shareholders.

Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

➢	amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue,

RISK FACTORS

➢	cause us to issue additional authorized but unissued common shares or preferred shares and

➢	classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

Any one of these events could cause dilution to our common shareholders, delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise not be in the best interest of holders of common shares.

Future offerings of debt securities, which would be senior to our common shares upon liquidation, or equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of dividend distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including medium-term notes, senior or subordinated notes and classes of preferred or common shares. Upon liquidation, holders of our debt securities and shares of preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their stock holdings in us.

Possible adverse effect of shares available for future sale on price of common shares.

At any time, CNL may elect to exchange its Series A Convertible Preferred Units for up to 2,816,460 common shares and exchange its interest in their joint venture with us for up to 1,192,141 additional common shares. To the extent CNL funds additional capital to us or our joint venture, the number of common shares issuable upon such exchange will increase. Furthermore, there are 2,842,437 outstanding limited partnership units in our operating partnership (other than the Series A Convertible Preferred Units) which currently are redeemable for common shares. Upon the exchange of the Series A Convertible Preferred Units or the redemption of common limited partnership units, the common shares received therefor may be sold in the public market pursuant to shelf registration statements that we are obligated to file on behalf of CNL and the limited partners of our operating partnership, or pursuant to any available exemptions from registration. Sales of a substantial number of common shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the common shares.

There are no assurances of our ability to make distributions in the future.

We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. However, our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our

RISK FACTORS

board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our share or unit price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common shares likely will be based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to shareholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

RISKS RELATED TO OUR TAX STATUS

If we fail to qualify as a REIT, our dividends will not be deductible to us, and our income will be subject to taxation.

We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interest, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the trustees, with the consent of holders of two-thirds of the outstanding shares, to revoke the REIT election.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% of our REIT taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

➢	85% of our REIT ordinary income for that year;

➢	95% of our REIT capital gain net income for that year; and

➢	100% of our undistributed taxable income from prior years.

RISK FACTORS

We have paid out, and intend to continue to pay out, our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year. In the past we have borrowed, and in the future we may borrow, to pay distributions to our shareholders and the limited partners of our operating partnership. Such borrowings subject us to risks from borrowing as described herein.

Recent changes in taxation of corporate dividends may adversely affect the value of our common shares.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common shares in particular, either in terms of price or relative to other investments.

RISKS RELATED TO THE HOTEL INDUSTRY

The value of our hotels depends on conditions beyond our control.

Our hotels are subject to varying degrees of risk generally incident to the ownership of hotels. The underlying value of our hotels, our income and ability to make distributions to our shareholders are dependent upon the ability of our lessees to operate the hotels in a manner sufficient to maintain or increase revenues in excess of operating expenses to enable our lessees to make rent payments. Hotel revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of terrorism, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war, adverse changes in zoning laws, and other factors that are beyond our control. In particular, general and local economic conditions may be adversely affected by the recent terrorist incidents in New York and Washington, D.C. Our management is unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide, on the U.S. economy, on us or our hotels or on the market price of our common shares.

RISK FACTORS

Our hotels are subject to general hotel industry operating risks, which may impact our lessees’ ability to make rent payments and on our ability to make distributions to shareholders.

Our hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have our hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, competition from other hotels; over-building in the hotel industry that could adversely affect hotel revenues; increases in operating costs due to inflation and other factors, which may not be offset by increased room rates; reduction in business and commercial travel and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; adverse effects of general and local economic conditions; and adverse political conditions. These factors could reduce revenues of the hotels and adversely affect the lessees’ ability to make rent payments, and therefore, our ability to make distributions to our shareholders.

Competition for guests is highly competitive.

The hotel industry is highly competitive. Our hotels compete with other existing and new hotels in their geographic markets. Many of our competitors have substantially greater marketing and financial resources than we do. If their marketing strategies are effective, our lessees may be unable to make rent payments and we may be unable to make distributions to our shareholders.

Our investments are concentrated in a single segment of the hotel industry.

Our current business strategy is to own and acquire hotels primarily in the mid-scale segment of the hotel industry. We are subject to risks inherent in concentrating investments in a single industry and in a specific market segment within that industry. The adverse effect on rent under the percentage leases and amounts available for distribution to shareholders resulting from a downturn in the hotel industry in general or the mid-scale segment in particular could be more pronounced than if we had diversified our investments outside of the hotel industry or in additional hotel market segments.

The hotel industry is seasonal in nature.

The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Our hotels’ operations historically reflect this trend. We believe that we will be able to make distributions necessary to maintain REIT status through cash flow from operations; but if we are unable to do so, we may not be able to make the necessary distributions or we may have to generate cash by a sale of assets, increasing indebtedness or sales of securities to make the distributions.

Risks of operating hotels under franchise licenses, which may be terminated or not renewed, may impact our lessees’ ability to make rent payments and our ability to make distributions to shareholders.

The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure of our partnership, our lessees or HHMLP to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the trustees determine are too expensive

RISK FACTORS

or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, the trustees may elect to allow the franchise license to lapse or be terminated.

There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we, our partnership, our lessees and HHMLP may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Although the percentage leases require our lessees to maintain the franchise licenses for each hotel, our lessees’ loss of a franchise license for one or more of the hotels could have a material adverse effect on our partnership’s revenues and our amounts available for distribution to shareholders.

Operating costs and capital expenditures for hotel renovation may be greater than anticipated and may adversely impact rent payments by our lessees’ and our ability to make distributions to shareholders.

Hotels generally have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our leases and management agreements with HHMLP, we are obligated to pay the cost of expenditures for items that are classified as capital items under GAAP that are necessary for the continued operation of our hotels. If these expenses exceed our estimate, the additional cost could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

Adjustments to the purchase price to our hotels may lead to substantial shareholder dilution.

Five of the hotels currently owned by us were purchased pursuant to agreements that provide for post-closing purchase price adjustments based on the hotel’s performance in relation to the purchase price. In the event that any of the purchase prices of these hotels are increased on an adjustment date and the purchase price adjustment is paid in common limited partnership units, owners of the common shares at such time will experience dilution.

RISKS RELATED TO REAL ESTATE INVESTMENT GENERALLY

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in operating, economic and other conditions will be limited. No assurances can be given that the fair market value of any of our hotels will not decrease in the future.

RISK FACTORS

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

Each lease specifies comprehensive insurance to be maintained on each of the our hotels, including liability and fire and extended coverage in amounts sufficient to permit the replacement of the hotel in the event of a total loss, subject to applicable deductibles. Leases for hotels subsequently acquired by us will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace the applicable hotel after such applicable hotel has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the applicable hotel. If any of these or similar events occur, it may reduce the return from the attached property and the value of our investment.

REITs are subject to property taxes.

Each hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits which has led many of them, and may in the future lead others to, increase assessments and/or taxes. If property taxes increase, our ability to make expected distributions to our shareholders could be adversely affected.

Environmental matters could adversely affect our results.

Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to shareholders. Phase I environmental assessments have been obtained on all of our hotels. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and operating results.

Under the Americans with Disabilities Act of 1993 (ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

Use of proceeds

We will not receive any of the proceeds from the sale of the common shares offered by this prospectus.

Selling shareholder

This prospectus relates to up to 2,816,460 common shares of beneficial interest which may be offered from time to time by CNL. We may issue the 2,816,460 common shares covered by this prospectus to CNL to the extent that it exchanges Series A preferred units of limited partnership interest in our operating partnership for such common shares in accordance with the operating partnership’s partnership agreement. CNL currently owns 190,266 Series A preferred units of limited partnership interest in our operating partnership, each of which is exchangeable at any time, at the option of the holder, for (among other securities) approximately 14.8 common shares, based on an initial exchange price of $6.7555 per common share. The exchange price is subject to anti-dilution adjustments upon the occurrence of certain events, including share splits and combinations, reclassifications, reorganizations, mergers, consolidations or asset sales, or the sale of common shares or operating partnership units below 85% of the then effective conversion or exchange price (initially $5.74).

CNL also owns an interest in our joint venture with CNL, HT/CNL Metro Hotels, that is exchangeable for up to 1,192,141 common shares. This prospectus does not relate to any common shares issuable to CNL upon exchange of this joint venture interest.

At March 18, 2004, there were 13,571,665 common shares outstanding. Assuming full exchange of all CNL’s Series A preferred units and joint venture interest, they would own approximately 22.80% of the outstanding common shares, or 6.8% if all of the common shares offered hereby are sold. Because CNL may exchange all, some or none of their Series A preferred units, we cannot give a definitive estimate as to the number of common shares or other equity securities that will be held by CNL after this offering.

We are obligated to file the registration statement of which this prospectus is a part pursuant to that certain Registration Rights Agreement with CNL dated April 21, 2003.

Distributions and price range of common shares

Since our initial public offering in January of 1999, we have made 18 consecutive quarterly distributions to holders of the common shares of $0.18 per share, which annualizes to $0.72 per share. We have also paid an equivalent distribution to holders of our common limited partnership units in our operating partnership for the same periods. While it is the current policy of our Board of Trustees to maintain our dividend at this level, future distributions will be authorized by our Board of Trustees based on a number of factors, including the amount of funds from operations, our partnership’s financial condition, debt service requirements, capital expenditure requirements for our hotels, the annual distribution requirements under the REIT provisions of the Code and such other factors as the trustees deem relevant. Our ability to make distributions will depend on our receipt of distributions from our operating partnership and lease payments from our lessees with respect to the hotels. We rely on our lessees to generate sufficient cash flow from the operation of the hotels to meet their rent obligations under the percentage leases.

DISTRIBUTIONS AND PRICE RANGE OF COMMON SHARES

The Series A Convertible Preferred Units rank senior to all common limited partnership units in our operating partnership, including our general partner units, and all common shares. Distributions on the Series A Convertible Preferred Units accrue at a rate of 10.5% of the original issue price. Because we derive our revenue from distributions from our operating partnership, the distribution rights of the common shares are effectively subordinate to the distribution rights of the Series A Convertible Preferred Units. See “CNL Strategic Alliance.”

The hotel business is seasonal in nature and, therefore, revenues from the hotels in the first and fourth quarters are traditionally lower than those in the second and third quarters and our lease revenue may be lower in these quarters. We expect to use excess cash flow from the second and third quarters to fund distribution shortfalls in the first and fourth quarters. We cannot assure you that we will be able to continue to make quarterly distributions at the current rate.

Our common shares trade on the American Stock Exchange under the symbol “HT.” As of March 26, 2004, there were 13,571,665 common shares outstanding held by approximately 150 persons of record and 2,000 beneficial owners. The following table sets forth the high and low sale prices of our common shares as reported by the American Stock Exchange and dividends declared on our common shares for each of the quarters indicated.

	Price Range		Cash Dividend
	High	Low	Per Share

Year ended December 31, 2004
First quarter (through March 18, 2004)	$11.75	$9.90	$0.18	*
Year ended December 31, 2003
Fourth quarter	$10.10	$8.41	$0.18
Third quarter	$9.10	$7.93	$0.18
Second quarter	$8.25	$6.54	$0.18
First quarter	$7.30	$6.31	$0.18
Year ended December 31, 2002
Fourth quarter	$6.99	$5.40	$0.18
Third quarter	$6.55	$5.75	$0.18
Second quarter	$6.70	$6.00	$0.18
First quarter	$6.70	$5.51	$0.18
Year ended December 31, 2001
Fourth quarter	$6.25	$5.10	$0.18
Third quarter	$6.90	$4.25	$0.18
Second quarter	$6.09	$4.80	$0.18
First quarter	$6.13	$5.50	$0.18

*	Payable on April 16, 20034 to holders of record on March 31, 2004.

Description of shares of beneficial interest

The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See “Where You Can Find More Information.”

General

Our Declaration of Trust provides that we may issue up to 50,000,000 Class A common shares of beneficial interest, $0.01 par value per share, 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share, and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of March 18, 2004, 13,571,665 Class A common shares were issued and outstanding and no Class B common or preferred shares were issued and outstanding. Effective as of January 26, 2004, the Class B common shares were automatically converted into Class A common shares, any differences between the Class A common shares and Class B common shares disappeared and we now have only one class of common shares. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Our Declaration of Trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of his status as a shareholder. Our Bylaws further provide that we shall indemnify each shareholder against any claim or liability to which the shareholder, subject to certain limitations, may become subject by reason of his being or having been a shareholder or former shareholder and that we shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability.

Common Shares

As a holders of common shares, you will receive distributions, or dividends, on the shares you own if the Board of Trustees authorizes a dividend out of our legally available assets. Your right to receive those dividends may be affected, however, by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our declaration of trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive dividends if no funds are available for distribution after we pay dividends to holders of preferred shares. You will also be entitled to receive dividends based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind-up our operations. The amount you, as a shareholder, would receive in the distribution would be determined by the amount of your beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all of our known debts and liabilities and paid the holders of any preferred shares we may issue which are outstanding at that time.

Subject to the preferential rights of the Series A Preferred Shares or of any other shares or series of beneficial interest and to the provisions of our Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on shares if, when and as authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

Holders of common shares have no preference, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the common shares have equal voting, dividend, distribution, liquidation and other rights.

Voting Rights of Common Shares

Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust subject to the terms of any other class or series of shares of beneficial interest. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common shares entitled to vote on such matter at a meeting of our shareholders); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares); (d) the amendment or repeal of certain designated sections of the Declaration of Trust (which require the affirmative vote of two-thirds of the outstanding shares entitled to vote on such matters); (e) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (f) our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by a majority vote of the trustees. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Preferred Shares

The Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

redemption for each such series. Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control in us that might involve a premium price for holders of common shares or otherwise be in their best interest.

The Series A Preferred Shares

On April 21, 2003, in connection with the CNL transaction, our Board of Trustees classified and designated 350,000 preferred shares of beneficial interest as Series A Preferred Shares of beneficial interest, par value $.01 per share. The Series A Convertible Preferred Units held by CNL in our operating partnership are exchangeable for our Series A Preferred Shares on a one for one basis. As of the date hereof, no preferred shares are outstanding. The Series A Preferred Shares are senior to the common shares as to payment of dividends, distributions of assets upon liquidation, dissolution or winding-up, whether voluntary or involuntary, or otherwise.

The terms of the Series A Preferred Shares are described in more detail under the heading “CNL Strategic Alliance—Investment in Series A Convertible Preferred Units of Our Operating Partnership.”

Classification or Reclassification of Common Shares or Preferred Shares

Our Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

Restrictions on Ownership and Transfer

Our Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of (i) the number of outstanding common shares of any class or series of common shares or (ii) the number of outstanding preferred shares of any class or series of preferred shares. For this purpose, a person includes a “group” and a “beneficial owner” as those terms are used for purposes of Section 13(d)(3) of the Exchange Act. Any transfer of common or preferred shares that would (i) result in any person owning, directly or indirectly, common or preferred shares in excess of the ownership limitation, (ii) result in the common and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code, or (iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such common or preferred shares.

Subject to certain exceptions described below, any common shares or preferred shares the purported transfer of which would (i) result in any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation, (ii) result in the common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our being “closely held” within the meaning of Section 856(h) of the Code, or (iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

“shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust. The trustee will be designated by us, but will not be affiliated with us. The beneficiary of a trust will be one or more charitable organizations that are named by us.

Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee (i) purchases such shares-in-trust for valuable consideration and (ii) acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner (i) that are attributable to any shares-in-trust and (ii) the record date of which was on or after the date that such shares became shares-in-trust. The prohibited owner generally will receive from the record holder the lesser of (i) the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the record holder from the sale of such shares- in-trust. Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.

The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such shares-in-trust or (ii) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date shall mean the average of the last quoted sale price as reported by the American Stock Exchange for the five consecutive trading days (as defined below) ending on such date.

Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required (i) to give immediately written notice to us of such event and (ii) to provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares. In addition, the trustees, upon receipt of advice of counsel or other evidence satisfactory to the trustees, in their sole and absolute discretion, may, in their sole and absolute discretion, exempt a person from the ownership limitation under certain circumstances. The foregoing restrictions continue to apply until (i) the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of common and preferred shares entitled to vote on such matter at a regular or special meeting of our shareholders.

We granted limited waivers of these ownership limitations as follows:

➢	a limited waiver to CNL allows CNL to own 100% of the outstanding Series A Preferred Shares and up to 60% of the outstanding common shares on a fully diluted basis, subject to CNL’s compliance with certain representations and warranties (see “CNL Strategic Alliance”);

➢	a limited waiver to RREEF America L.L.C., Deutche Asset Management, Inc., and their related mutual funds and accounts, specifically including Scudder RREEF Real Estate Fund Inc., Scudder RREEF Real Estate Fund II Inc. and Scudder RREEF Securities Trust (collectively, the “Scudder RREEF Group”) to own 15% of the outstanding common shares, subject to their compliance with certain representations and warranties, including that no single person will own more than 9.9% of the outstanding common shares; and

➢	a limited waiver to K.G. Redding & Associates, and its managed accounts to own 15% of the outstanding common shares, subject to their compliance with certain representations and warranties including that no single person will own more than 9.9% of the outstanding common shares.

All certificates representing common or preferred shares bear a legend referring to the restrictions described above.

This ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some, or a majority, of shares of common shares might receive a premium for their shares of common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Other Matters

Our transfer agent and registrar for our common shares is Wachovia Securities, N.A., Charlotte, North Carolina.

Certain provisions of Maryland law and of our declaration of trust and bylaws

Classification of the Board of Trustees

Our Bylaws provide that the number of our trustees may be established by the Board of Trustees but may not be fewer than three nor more than nine. As of August 31, 2003, we have seven trustees. The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.

Pursuant to our Declaration of Trust, the Board of Trustees is divided into two classes of trustees. Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders. We believe that classification of the Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

Removal of Trustees

The Declaration of Trust provides that a trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain business combinations between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares (who the statute terms an “interested shareholder”), or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which they became interested shareholders. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least:

➢	80% of our outstanding voting shares; and

➢	two-thirds of the outstanding voting shares, excluding shares held by the interested shareholder,

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

unless, among other conditions, the shareholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

These provisions do not apply, however, to business combinations that the Board of Trustees approves or exempts before the time that the interested shareholder becomes an interested shareholder.

Pursuant to a resolution of our Board of Trustees, CNL’s ownership of our securities are exempt from the Maryland Business Combination Statute.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

➢	one-tenth or more but less than one-third;

➢	one-third or more but less than a majority; or

➢	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and as a result thereof the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Declaration of Trust or Bylaws.

Our Bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

Amendment

Our Declaration of Trust provides that it may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, but that certain provisions of the Declaration of Trust regarding (i) our Board of Trustees, including the provisions regarding independent trustee requirements, (ii) the restrictions on transfer of the common shares and the preferred shares, (iii) amendments to the Declaration of Trust by the trustees and our shareholders and (iv) our termination may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on these matters. In addition, the Declaration of Trust provides that it may be amended by the Board of Trustees, without shareholder approval to (a) increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of beneficial interest that the Trust has authority to issue or (b) qualify as a REIT under the Code or under the Maryland REIT law. Our Bylaws may be amended or altered exclusively by the Board of Trustees.

Limitation of Liability and Indemnification

Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

➢	actual receipt of an improper benefit or profit in money, property or services; or

➢	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.

Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

➢	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

➢	was committed in bad faith; or

➢	was the result of active and deliberate dishonesty; or

➢	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland real estate investment trust may not indemnify for an adverse judgment in a derivative action. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

➢	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

➢	a written undertaking to repay the amount reimbursed if the standard of conduct was not met.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

Certain Provisions of Maryland Law

Maryland law also provides that Maryland real estate investment trust that are subject to the Exchange Act and have at least three outside trustees can elect by resolution of the Board of Trustees to be subject to some corporate governance provisions that may be inconsistent with the real estate investment trust declaration of trust and bylaws. Under the applicable statute, a board of trustees may classify itself without the vote of shareholders. A board of trustees classified in that manner cannot be altered by amendment to the declaration of trust of the real estate investment trust. Further, the board of trustees may, by electing into applicable statutory provisions and notwithstanding the declaration of trust or bylaws:

➢	provide that a special meeting of shareholders, will be called only at the request of shareholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting,

➢	reserve for itself the right to fix the number of trustees,

➢	provide that a trustee may be removed only by the vote of the holders of two-thirds of the shares entitled to vote, and

➢	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a trustee.

In addition, a trustee elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of trustees may implement all or any of these provisions without amending the declaration of trust or bylaws and without shareholder approval. A real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute. We are is not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire the our shares and could increase the difficulty of completing an offer.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

The business combination provisions and, if the applicable exemption in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our Declaration of Trust on classification of the Board of Trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

CNL strategic alliance

The following summary of the terms of the CNL strategic alliance does not purport to be complete and is subject to and qualified in its entirety by reference to the described agreements, which are exhibits to the Registration Statement of which this Prospectus is a part. See “Where You Can Find More Information.”

In April of 2003, we entered into a strategic alliance with CNL Hospitality Partners, L.P., a subsidiary of CNL Hospitality Properties, Inc. CNL is a public company, which has been one of the most active investors in lodging properties over the past several years. Since its inception in 1996, CNL has invested over $2.2 billion in hotel properties. The strategic alliance positions us as one of CNL’s preferred partners for investing in mid-scale hotels. Our agreement with CNL provides that it will invest up to $25 million in our operating partnership and up to $40 million in a newly formed hotel acquisition joint venture. CNL has currently invested $19 million in our operating partnership and $8 million in the joint venture, which acquired its first hotel, the Hampton Inn Chelsea, New York, New York, on August 29, 2003.

Investment in Series A Convertible Preferred Units of Our Operating Partnership

On April 21 and May 21, 2003, CNL purchased a total of 150,000 units of a newly created series of convertible preferred limited partnership units of our operating partnership (the “Series A Convertible Preferred Units”) in exchange for CNL’s payment of $15,000,000 in cash, net of certain transaction costs. CNL purchased an additional 40,266 Series A Convertible Preferred Units on August 29, 2003, for approximately $4 million. CNL may be obligated to purchase up to an additional 59,734 Series A Convertible Preferred Units, also at a per unit price of $100.00.

Dividends

Each Series A Convertible Preferred Unit provides for a quarterly cumulative preferred dividend of 10.5% per annum on the $100 original issue price per share and a liquidation value of $100 per share, plus any accrued but unpaid dividends.

Preemptive Rights

Each Series A Convertible Preferred Unit has preemptive rights during the three-year period after their date of issuance in the event our operating partnership sells additional partnership units, provided that no such approval shall be required in the event of (i) an issuance of common operating partnership units in exchange for a contribution of properties to the operating partnership approved by our Board of Trustees, (b) the issuance of operating partnership units in connection with an approved employee benefit plan, including issuance of partnership units to our company in connection with the issuance of up to 650,000 common shares pursuant to an approved employee benefit plan, or (c) the issuance of operating partnership units to our company in connection with the issuance of common shares pursuant to a dividend reinvestment plan.

Exchange and Conversion

Each Series A Convertible Preferred Unit is exchangeable or convertible at the option of its holder for either (i) one Series A Preferred Share or (ii) approximately 14.8 common shares or ordinary operating partnership units, based on an initial conversion price of $6.7555 per common share or ordinary operating partnership unit. The initial conversion price represents the volume weighted average closing

CNL STRATEGIC ALLIANCE

price for the common shares for the 20 trading days preceding April 21, 2003. The exchange or conversion price is subject to anti-dilution adjustments upon the occurrence of certain events, including share splits and combinations, reclassifications, reorganizations, mergers, consolidations or asset sales, or the sale of common shares or operating partnership units below 85% of the then effective conversion or exchange price (initially $5.74).

Redemption

Upon a vote of a majority of the members of our Board of Trustees, we may redeem all or any part of the outstanding Series A Convertible Preferred Units for a per Unit redemption price equal to the sum of the original issue price, all accrued but unpaid dividends and a premium which is initially $10.50 per unit and declines annually on a straight line basis over a ten-year period. A Series A Convertible Preferred Unit holder who has received a redemption notice will have the opportunity in lieu of redemption to exchange or convert its Series A Convertible Preferred Units into Series A Preferred Shares, common shares or ordinary operating partnership units.

Voting Rights

The holders of Series A Convertible Preferred Units have the right to vote as a single class with holders of ordinary operating partnership interests on all matters upon which they are entitled to vote. The holders of operating partnership units are entitled to a number of votes equal to the number of common shares for which their units would then be exchangeable.

Approval Rights

We must obtain the approval of the holders of a majority of the Series A Convertible Preferred Units to effect the following actions:

➢	any creation, or increase in number of, securities senior to the Series A Convertible Preferred Units;

➢	the issuance of any class or series of equity interest in our operating partnership prior to the first to occur of (i) the issuance of an aggregate of 250,000 Series A Convertible Preferred Units in accordance with the terms of the CNL strategic alliance or (ii) certain terminating events defined in the agreement pursuant to which CNL purchased its Series A Convertible Preferred Units; provided that no such approval shall be required in the event of (i) an issuance of common operating partnership units in exchange for a contribution of properties to the operating partnership approved by our Board of Trustees, (b) the issuance of operating partnership units in connection with an approved employee benefit plan, including issuance of partnership units to our company in connection with the issuance of up to 650,000 common shares pursuant to an approved employee benefit plan, or (c) the issuance of operating partnership units to our company in connection with the issuance of common shares pursuant to a dividend reinvestment plan;

➢	during any period when distributions with respect to the Series A Convertible Preferred Units are in arrears, any purchase, redemption or other acquisition for value (or payment into or setting aside as a sinking fund for such purpose) of any operating partnership units junior to the Series A Convertible Preferred Units;

➢	during any period when distributions with respect to the Series A Convertible Preferred Units are in arrears, any action that results in the declaration or payment of distributions, direct or indirect on account of any junior units;

CNL STRATEGIC ALLIANCE

➢	any action that results in any amendment, alteration, or repeal (by merger or consolidation or otherwise) of any provisions of the amendment to the operating partnership agreement designating the Series A Convertible Preferred Units, any provisions of our Declaration of Trust, as amended, or our By-laws which eliminates, amends or affects any term (adversely or otherwise) of the Series A Preferred Shares and/ or the common shares or shares of any series ranking senior to the Series A Preferred Shares, including, without limitation, the redemption, dividend, voting, preemptive, anti-dilution and other powers, rights and preferences of such shares or adversely affects any holder thereof;

➢	any action where our company or the operating partnership or any of our or its material subsidiaries files any voluntary, or consents to the filing of any involuntary, petition for relief under title 11 of the United States Code or any successor statute or under any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law with respect to our company, the operating partnership or any of our or its subsidiaries;

➢	any action where our company, the operating partnership or any of our material subsidiaries appoints or consents to, or acquiesces in, the appointment of a receiver, conservator, trustee or other similar official charged with the administration, control, management, operation, liquidation, dissolution or valuation of our company, the operating partnership or any of our or its material subsidiaries, or any of their respective businesses or assets; and

➢	any agreement to do any of the transactions set forth above.

We are also required to obtain the approval of the holders of a majority of the Series A Convertible Preferred Units to effect the following actions, but only for so long as the holders of Series A Convertible Preferred Units hold in the aggregate that number of Series A Convertible Preferred Units, common shares and any other class or series of our equity that represents, on an as converted or exchanged basis, at least five percent of the common shares then outstanding on a fully diluted basis, assuming the conversion or exchange for common shares of all convertible or exchangeable securities of our company and our operating partnership:

➢	any action where our company or the operating partnership merges with or into or consolidates with any other entity, but excluding any merger effected exclusively for the purpose of changing the domicile of our company or the operating partnership;

➢	any action where the operating partnership or any of its subsidiaries directly or indirectly sells, leases, transfers, conveys or assigns (whether in a single transaction or series of related transactions) all or substantially all of its assets, other than transactions involving leases by the operating partnership of its hotel properties in the ordinary course of its business;

➢	all transactions involving our company or the operating partnership of the type referred in paragraph (a) of Rule 145 under the Securities Act of 1933, as amended, and all transactions involving our company or the operating partnership constituting a change-in-control within the meaning of Rule 14(f) under the Securities Exchange Act of 1934, as amended;

➢	any action where our company, the operating partnership or any of our or its subsidiaries, or HHMLP, on the one hand, engages in any transaction with an affiliate of our company or the operating partnership on the other hand, provided, however, to the extent such transactions are of the type which, but for their affiliated nature, would fall within the ordinary course of business and day-to-day affairs of the operating partnership, such actions need not be approved on a transaction-by-transaction basis but may be entered into pursuant to annual budgets and purchase plans approved by the holders of the Series A Convertible Preferred Units. For purposes of these provisions, “affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act and includes, without limitation, (a) the trustees and senior officers of our company, the operating partnership or any of our or its subsidiaries,

CNL STRATEGIC ALLIANCE

his or her spouse, parent, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, aunt, uncle, or first cousin, (b) any person directly or indirectly owning, controlling or holding the power to vote 5% or more of the outstanding voting securities of our company, the operating partnership or any of our or its subsidiaries, and (c) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by our company, the operating partnership or any of our or its subsidiaries;

➢	for our company, the operating partnership or any of our or its subsidiaries to engage in any business where either the operation of such business or ownership of the assets related to such business will result in our company failing to satisfy the provisions of Section 856 of the Internal Revenue Code;

➢	conducting any business activities or the ownership of any asset of our company (other than operating partnership interests) in each case other than through the operating partnership or one or more subsidiary partnerships as contemplated by the operating partnership agreement; and

➢	admission of a substitute or additional general partner of the operating partnership.

We are not required to obtain the approval of the Series A Convertible Preferred Unit holders regarding any of the foregoing actions if such action provides that all holders of Series A Convertible Preferred Units shall as a result of and simultaneously with such action receive no less than the liquidation preference plus the applicable premium to which such Units are entitled under the operating partnership agreement.

Series A Preferred Shares

The Series A Preferred Shares, into which the Series A Convertible Preferred Units are exchangeable, entitle the holders thereof to substantially similar rights as those attendant to the Series A Convertible Preferred Units in our operating partnership with respect to dividends, preemptive rights and redemption by us. In addition, holders of the Series A Preferred Shares have substantially similar approval rights as those held by holders of the Series A Convertible Preferred Units.

Each Series A Preferred Share is convertible at the option of its holder into approximately 14.8 common shares, based on an initial conversion price of $6.7555 per common share and subject to anti-dilution adjustments upon the occurrence of certain events, including share splits and combinations, reclassifications, reorganizations, mergers, consolidations or asset sales, or the sale of common shares or limited partnership units below 85% of the then effective conversion price (initially $5.74).

Subject to the terms of the standstill agreement described below, holders of Series A Preferred Shares have the right to vote, on an as converted basis, and as a single class, with holders of our common shares on all matters other than the designation, election or removal of trustees. The holders of a majority of the outstanding Series A Preferred Shares have the right to nominate an observer to our Board of Trustees. For so long as the holders of Series A Preferred Shares hold at least five percent of the common shares on an as-converted and fully diluted basis, a majority of the Series A Preferred Share holders will have the right, voting as a separate class, to nominate and elect at least one member of our Board of Trustees, and in no event less than 11.1% of the total members of the Board of Trustees, if (i) they receive a favorable ruling from the Internal Revenue Service which permits CNL to continue to qualify as a REIT under certain circumstances, (ii) there is a change in the law providing for relief comparable to that sought from the IRS as described in clause (i) above, (iii) they receive an opinion of counsel consistent with such relief or (iv) there is a transfer of the Series A Convertible Preferred Units whereby the holder of a majority of the Series A Preferred Shares was a transferee of Series A Convertible Preferred Units which were converted into Series A Preferred Shares and could hold such shares without causing such holder to

CNL STRATEGIC ALLIANCE

violate certain IRS rules relating to qualifying as a REIT. In addition, upon the failure of our company or our operating partnership to pay two consecutive dividends or distributions on the Series A Preferred Shares or the Series A Convertible Preferred Units, or our failure to maintain its status as a REIT, the holders of the Series A Preferred Shares will have the right to nominate and elect 40% of the members of our Board of Trustees.

Excepted Holder Agreement

In connection with the strategic alliance, we and CNL entered into an Excepted Holder Agreement pursuant to which we exempted CNL from compliance with the 9.9% ownership limitation regarding any class or series of our equity securities set forth in our Declaration of Trust. Under the Excepted Holder Agreement, and in compliance with its terms, CNL may own up to 100% of the outstanding Series A Preferred Shares and up to 60% of the outstanding common shares (assuming redemption of the outstanding common limited partnership units for common shares), provided that the 60% ownership limit will rise to 100% if our company or our operating partnership fails to pay in full for two consecutive calendar quarters the dividends or distributions due on the Series A Preferred Shares and Series A Convertible Preferred Units or if we fail to maintain our status as a real estate investment trust.

Standstill Agreement

We have entered into a Standstill Agreement with CNL pursuant to which CNL and its affiliates have agreed not to acquire any additional securities of ours other than as contemplated by the CNL transaction, participate in any solicitation of proxies, call meetings of our shareholders, seek representation on our Board of Trustees or vote its securities in excess of 40% of the total issued and outstanding voting shares. Securities of ours owned by CNL in excess of the 40% limit are voted by proxy in the same manner and proportion as the common shares held by all other holders. The Standstill Agreement provides that it will remain in effect until April 21, 2009 unless terminated earlier by CNL upon:

➢	the failure by our company or our operating partnership to pay two consecutive quarterly dividends or distributions on the Series A Preferred Shares or the Series A Convertible Preferred Units;

➢	our failure to maintain our status as a REIT;

➢	another person acquiring beneficial ownership in excess of 9.9% of our equity shares that are issued and outstanding;

➢	our Board of Trustees authorizing certain business combinations involving us;

➢	another person’s submission of a proposal to us relating to such business combinations that is not rejected by our Board as not in the best interests of our shareholders;

➢	in connection with any business combination, our removal of any impediments in our Declaration of Trust or Bylaws to any business combination;

➢	CNL’s ownership of our securities, on a fully diluted basis, decreases to less than 9.9% of the common shares then outstanding, on a fully diluted basis and the termination of the Excepted Holder Agreement or other exception to the ownership limit set forth in our Declaration of Trust applicable to CNL and its affiliates; and

➢	the material failure by our company or our operating partnership to comply with any of the terms of the Series A Preferred Shares or the Series A Convertible Preferred Units.

CNL STRATEGIC ALLIANCE

Upon the occurrence of any of the aforementioned events, the 60% ownership limit on CNL’s ability to acquire common shares set forth in the Excepted Holder Agreement and the restrictions set forth in the Standstill Agreement on CNL’s ability to acquire additional securities of our company will terminate and CNL will be permitted to acquire any amount of additional securities of our company or our operating partnership.

Registration Rights

We have also entered into a Registration Rights Agreement with CNL pursuant to which CNL may, subject to certain cutbacks and restrictions, cause us to register the common shares and Series A Preferred Shares owned by CNL under the Securities Act of 1933, as amended, and under state securities laws of any jurisdiction requested by CNL.

Hotel Acquisition Joint Venture

We have also have formed a joint venture limited partnership with CNL, in which our operating partnership is serving as the sole general partner and in which CNL is the sole limited partner. The joint venture agreement provides that CNL will invest up to $40 million, and HT will invest up to $20 million in the joint venture to acquire hotel real estate assets approved by an investment committee comprised of an equal number of representatives from Hersha and CNL. The investments in the joint venture will be subject to satisfaction of the conditions to closing set forth in the joint venture agreement.

On August 29, 2003, the joint venture made its first acquisition, the Chelsea Hampton Inn, New York, New York and accepted a $4 million capital contribution from us and an $8 million capital contribution from CNL.

Net cash flow from operations of the joint venture will be distributed: first, to CNL to provide a 10.5% per annum return on its unreturned capital contributions; second, to us to provide an annual administrative fee of .35% of the cost of the joint venture’s assets; third, to us to provide a 13% per annum return on our unreturned capital contributions; and thereafter to CNL and us in proportion to our respective capital contributions to the joint venture. Proceeds from a sale of a joint venture property or other capital event for the joint venture will be distributed: first, to CNL to return its capital contributions; second, to us to return our capital contributions; third, to CNL to provide a 10.5% annual return on its unreturned capital contributions; fourth, to us to provide a 13% annual return on our unreturned capital contributions; and thereafter to CNL and us according to our respective capital contributions.

CNL’s limited partnership interest in the joint venture generally will be exchangeable, at CNL’s option, for common limited partnership units of our operating partnership or common shares, based on an initial exchange price of $6.7555 per share, subject to adjustment.

As part of the joint venture, until April 21, 2004, we must present all of our proposed acquisitions to the investment committee of the joint venture, and we may only acquire such acquisition directly if the investment committee or CNL fails to approve that acquisition for the joint venture.

Federal income tax consequences of our status as a REIT

This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of common shares. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of our shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Shareholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Shareholders” below).

The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2000 through December 31, 2003, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2004 and in the future. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

➢	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

➢	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

➢	We will pay income tax at the highest corporate rate on:

➢	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

➢	other non-qualifying income from foreclosure property.

➢	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

➢	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

➢	the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, and (2) the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by

➢	a fraction intended to reflect our profitability.

➢	If we fail to distribute during a calendar year at least the sum of:

➢	85% of our REIT ordinary income for the year,

➢	95% of our REIT capital gain net income for the year, and

➢	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

➢	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

➢	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

➢	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

➢	the amount of gain that we recognize at the time of the sale or disposition, and

➢	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

“qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT may own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We currently have four TRSs, (i) 44 New England Management Company, which leases four of our hotels, (ii) HHM Leasehold Interests, Inc., which leases 14 of our hotels, (iii) Hersha CNL TRS, Inc., which is owned by our joint venture with CNL and leases the one hotel owned by that joint venture, and (iv) Hersha PRA TRS, Inc., which is owned by our joint venture with PRA Glastonbury, LLC and leases the hotel owned by that joint venture. See “—Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

➢	rents from real property;

➢	interest on debt secured by mortgages on real property, or on interests in real property;

➢	dividends or other distributions on, and gain from the sale of, shares in other REITs;

➢	gain from the sale of real estate assets; and

➢	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

➢	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

➢	Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “—Taxable REIT Subsidiaries.”

➢	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

➢	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property.

Pursuant to percentage leases, our lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms of five years, with options to renew for terms of five years. The percentage leases provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly or quarterly.

In order for the base rent, percentage rent and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

circumstances. In making such a determination, courts have considered a variety of factors, including the following:

➢	the intent of the parties;

➢	the form of the agreement;

➢	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

➢	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

➢	the service recipient is in physical possession of the property;

➢	the service recipient controls the property;

➢	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs or the recipient bears the risk of damage to or loss of the property;

➢	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

➢	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

➢	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

Hunton & Williams LLP is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

➢	we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

➢	the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

➢	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

➢	the lessees bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

➢	the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

➢	the lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

➢	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

➢	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

➢	we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

➢	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “Failure to Satisfy Gross Income Tests”.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

➢	are fixed at the time the percentage leases are entered into;

➢	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

➢	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly or indirectly, other than indirect ownership of our TRS lessees, 44 New England Management Company, HHM Leasehold Interests, Inc., Hersha CNL TRS, Inc., and Hersha PRA TRS, Inc. In addition, our Declaration of Trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee (other than a TRS). Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant (other than a TRS). However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “—Taxable REIT Subsidiaries.”

We have formed several TRSs to lease our hotels. Our TRSs have engaged an “eligible independent contractor,” HHMLP, to operate the related hotels on behalf of such TRSs. Furthermore, we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotels. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

➢	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

➢	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

➢	for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

➢	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

➢	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

➢	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.    From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our operating partnership hedges with

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

➢	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

➢	we attach a schedule of the sources of our income to our tax return; and

➢	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 90% of our income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

➢	cash or cash items, including certain receivables;

➢	government securities;

➢	interests in real property, including leaseholds and options to acquire real property and leaseholds;

➢	interests in mortgages on real property;

➢	stock in other REITs; and

➢	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a partnership or REIT in which neither we nor any TRS of ours owns an equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

➢	we satisfied the asset tests at the end of the preceding calendar quarter; and

➢	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

➢	the sum of

➢	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

➢	90% of our after-tax net income, if any, from foreclosure property, minus

➢	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

➢	85% of our REIT ordinary income for such year,

➢	95% of our REIT capital gain income for such year, and

➢	any undistributed taxable income from prior periods,

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from our TRSs will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

We have formed four TRSs to lease hotels in which we own interests. We lease four of our hotels to 44 New England Management Company, a TRS owned by our operating partnership. A subsidiary of HHMLP, HHM Leasehold Interests, Inc., which is a TRS in which HHMLP owns a 99% interest and in which our operating partnership owns a 1% interest, leases 14 of our hotels. Our joint venture with CNL has formed Hersha CNL TRS, Inc., which is one of our TRSs and leases the hotel owned by that joint venture. Similarly, our joint venture with PRA Glastonbury, LLC has formed Hersha PRA TRS, Inc., which is one of our TRSs and leases the hotel owned by that joint venture. We may form new TRSs in the future. Each of these existing TRSs has engaged HHMLP, an “eligible independent contractor,” to operate the related hotels on its behalf. Furthermore, we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and each of our existing TRSs have been and will be conducted on an arm’s-length basis.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to most domestic non-corporate shareholders would generally be taxable at capital gains tax rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

The term “U.S. shareholder” means a holder of common shares that, for United States federal income tax purposes, is:

➢	a citizen or resident of the United States,

➢	a corporation or partnership (including an entity treated as a corporation or partnership) for U.S. federal income tax purposes created or organized under the laws of the United States or a political subdivision of the United States,

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

➢	an estate whose income from sources outside the United States is includible in gross income for United States federal income tax purposes regardless of its source, or

➢	any trust with respect to which

➢	a United States court is able to exercise primary supervision over its administration, and

➢	one or more United States persons have the authority to control all of its substantial decisions.

As long as we qualify as a REIT, a taxable “U.S. shareholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most U.S. noncorporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “Taxation of Our Company” above), our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

A U.S. shareholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common shares. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her common shares as long-term capital gain, or short-term capital gain if the shares of common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

income. Taxable distributions from us and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35%. The maximum tax rate on long-term capital gain applicable to most domestic non-corporate taxpayers currently is 15% for sales and exchanges of assets held for more than one year. A 20% rate applies to sales and exchanges of capital assets after December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

➢	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

➢	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders. See “—Taxation of Non-U.S. Shareholders.”

Taxation of Tax Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

➢	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

➢	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

➢	either

➢	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

➢	a group of pension trusts each individually holding more than 10% of the value of our shares of beneficial interest collectively own more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common shares, including any reporting requirements.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

➢	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

➢	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its common shares. Instead, the distribution will reduce the adjusted basis of those common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. shareholder, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property during a specified period. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest. We cannot

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are “regularly traded” on an established securities market. Because our common shares are regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA unless it owns more than 5% of the common shares. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder generally is not subject to FIRPTA if:

➢	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

➢	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

Tax Aspects of Our Investments in Our Operating Partnership and the Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

➢	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

➢	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion. We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes.

If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest.    Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

➢	the amount of cash and the basis of any other property contributed by us to our operating partnership;

➢	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

➢	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.    To the extent that our operating partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, our operating partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Recently enacted tax legislation provides a first-year

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

“bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, our operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

Plan of distribution

This prospectus covers the resale of shares of common shares by CNL and its pledgees, donees, assignees and other successors in interest. The common shares offered by CNL may be issued to it by us upon exchange of Series A preferred units in our operating partnership. These common shares may be issued to CNL pursuant to an exemption from the registration provisions of the Securities Act. We are registering the common shares to which this prospectus relates to provide CNL with freely tradable securities, but registration of these shares does not necessarily mean that any of these shares will be issued by us or offered or sold by CNL. CNL may sell its common shares on the American Stock Exchange or through any other facility on which the shares are traded, or in private transactions. These sales may be at market prices or at negotiated prices. CNL may use the following methods when selling common shares:

➢	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

➢	block trades in which the broker or dealer attempts to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

➢	underwritten offerings;

➢	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

➢	privately negotiated transactions;

➢	any combination of these methods of sale; or

➢	any other legal method.

CNL may engage in short sales of the common shares and deliver common shares to close out their short positions. CNL may also enter into put or call options or other transactions with broker-dealers or others which require delivery to those persons of common shares covered by this prospectus.

If securities are sold in an underwritten offering, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Brokers, dealers, underwriters or other agents participating in the distribution of the common shares may receive compensation in the form of discounts, concessions or commissions from CNL, as well as the purchaser if they act as agent for the purchaser. The discount or commission in a particular transaction could be more than the customary amount. We know of no existing arrangements between CNL and any underwriter, broker, dealer or agent relating to the sale or distribution of the common shares.

CNL and any brokers or dealers that participate in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts, commissions or other compensation received by these persons and any profit on the resale of the common shares by them as

PLAN OF DISTRIBUTION

principals might be deemed to be underwriters’ compensation. CNL may agree to indemnify any broker, dealer or agent that participates in the sale of the common shares against various liabilities, including liabilities under the Securities Act of 1933, as amended.

To the extent required by law, at the time a particular offer of common shares is made, we will file a supplement to this prospectus which identifies the number of common shares being offered, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

CNL and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of CNL or others to engage in stabilizing and other market making activities.

This offering will terminate upon the earlier of:

➢	the date that all of the common shares under this prospectus may be sold in accordance with Rule 144 under the Securities Act of 1933, as amended; or

➢	the date on which all shares offered hereby have been sold by CNL.

CNL may also sell the common shares from time to time pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus, so long as they meet the criteria and conform to the requirements of the rule.

We will not receive any of the proceeds from the sale of the common shares by CNL. We will pay the registration and other offering expenses related to this offering, but CNL will pay all underwriting discounts and brokerage commissions incurred in connection with the offering. We have agreed to indemnify CNL against various liabilities, including liabilities under the Securities Act.

In order to comply with some states’ securities laws, if applicable, the common shares will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

Experts

Our consolidated balance sheet as of December 31, 2003 and our consolidated statements of operations, cash flows and shareholders’ equity for the year ended December 31, 2003 incorporated by reference in this prospectus, have been audited by Reznick Fedder & Silverman P.C., independent certified public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing. The balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners’ equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this prospectus have been audited by Reznick Fedder & Sliverman, P.C., independent certified public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

Our consolidated balance sheet as of December 31, 2002 and our consolidated statements of operations, cash flows and shareholders’ equity for each of the years ended December 31, 2002 and 2001 incorporated by reference in this prospectus, have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing. The consolidated balance sheet of Hersha Hospitality Management L.P. as of December 31, 2002, and the related statements of operations, partners’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002, incorporated by reference in this prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

Legal matters

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summary of legal matters contained in the section of this Prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Hunton & Williams LLP.